Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-297308

Prospectus Supplement No. 2

(To Prospectus dated July 15, 2026)

Einride AB

UP TO 10,340,310 ORDINARY SHARES REPRESENTED

BY AMERICAN DEPOSITARY SHARES ISSUABLE UPON THE EXERCISE OF WARRANTS

AND

UP TO 103,961,050 ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES

UP TO 118,374 WARRANTS TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 15, 2026 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-297308), as amended and supplemented, with the information contained in our Current Report on Form 6-K, furnished with the Securities and Exchange Commission on September 4, 2026. The Prospectus relates to (i) the issuance by Einride AB of up to 10,340,310 Ordinary Shares in the form of ADSs upon exercise of the Warrants, and (ii) the offer and resale from time to time by the selling securityholders identified in the Prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to (a) 103,961,050 Ordinary Shares represented by ADSs (including 118,374 Ordinary Shares issuable upon the exercise of the Initial Shareholder Warrants), and (b) up to 118,374 Warrants. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the respective meanings ascribed to them in the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares and Warrants are listed on the Nasdaq Stock Market LLC, or Nasdaq, under the trading symbols “ENRD” and “ENRDW,” respectively. On September 3, 2026, the closing price of our ADSs on Nasdaq was $4.36 per share, and the closing price of our Warrants on Nasdaq was $0.3804 per warrant.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 18 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 4, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2026

Commission File Number: 001-43336

Einride AB

(Translation of registrant’s name into English)

Stadsgården 6

116 45 Stockholm

Sweden

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Einride AB (the “Company”) is furnishing under the cover of Form 6-K the following:

Acquisition

On July 28, 2026, the Company, through its wholly owned subsidiary Einride MidCo AB (“Einride MidCo”), entered into a share purchase agreement pursuant to which Einride MidCo agreed to acquire a Swedish carrier(the “Seller”), which consists of two entities: Ytterhälla Transport AB, which operates the Seller’s carrier business, and Ytterhälla Fastighets AB, which owns the real estate where the Seller maintains its offices and parking area for trucks and other vehicles.

The total purchase price (the “Purchase Price”) paid at closing was SEK 17,069,056 (approximately USD 1,792,000). The Seller’s shareholders also have a right to receive earn-out consideration of up to SEK 10,000,000 in the aggregate, subject to the achievement of certain milestones during the next three years.

On the closing date of September 1, 2026, 50% of the Purchase Price was paid in cash, and the remaining 50% was paid in ordinary shares of the Company (the “Share Consideration”). The Share Consideration was SEK 8,534,520, corresponding to 133,599 shares based on a share value of USD 6.670 per share, representing the volume-weighted average trading price of the Company’s American depositary shares (“ADSs”) during the 30-trading-day period ending on August 25, 2026. The ordinary shares comprising the Share Consideration have not yet been converted to ADSs.

Risk Factors Update

The Company is also furnishing updated risk factors, attached hereto as Exhibit 99.1, describing risks and uncertainties that may affect the Company and the market price of its securities. These risk factors update and replace the Company’s previously filed risk factors in its prior filings made with the U.S. Securities and Exchange Commission.

Incorporation by Reference

The information contained in this report on Form 6-K is hereby incorporated by reference into the Company’s registration statements on Form S-8 (File No. 333-297887), to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	Risk Factors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EINRIDE AB
Date: September 4, 2026
	By:	/s/ Viveka Linander Waldenor
	Name:	Viveka Linander Waldenor
	Title:	General Counsel

Exhibit 99.1

Einride AB

Summary Risk Factors

You should carefully consider the following risk factors before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, financial condition, results of operations, prospects and trading price. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by us, which later may prove to be incorrect or incomplete. We may face additional risks and uncertainties that are not presently known to us, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on us. The trading price and value of our securities could decline due to any of these risks, and you may lose all or part of your investment. This report on Form 6-K also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors.

Unless the context otherwise requires, all references in this document to “Einride,” “we,” “us,” the “Company,” or “our” refer to Einride AB and its subsidiaries.

Risks Related to Our Business

●	Autonomous and electric truck technologies are emerging and rapidly evolving technologies and involve significant risks and uncertainties, any of which could impede or delay our ability to further scale our business.

●	Our vehicles may experience malfunctions or breakdowns or need to upgrade or adapt to changing technologies.

●	We have a history of net losses, and we may not achieve or maintain profitability in the future.

●	Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

●	Our future business depends in large part on our ability to continue to develop and successfully commercialize our autonomous and electric freight solutions and offerings. Our Einride Driver, Control Tower and Autonomous Truck technology may have a limited range of functionality, and technology development and commercialization may take us longer to complete than we currently anticipate.

●	The Einride Driver, Control Tower, Saga and Autonomous Truck may not be accepted and adopted by the market, the public, regulators or other stakeholders at the pace we expect or at all.

●	Any failure to commercialize our solutions at scale may have an adverse effect on our business, financial condition, results of operations and prospects.

●	We rely on a limited number of customers for a portion of our revenue. The loss of, or a reduction in our commercial relationship with, any of those customers may adversely affect our business, financial condition, results of operations and prospects.

●	Autonomous and electric vehicle technology, as well as charging stations and battery packs, present the risk of significant injury, including fatalities. Any incidents with our technologies, hardware or charging infrastructure could cause us to be subject to product liability claims that may result in significant direct or indirect costs and could adversely affect our brand image in our markets, all of which may adversely affect our business, financial condition, results of operations and prospects.

●	Our digital freight platform Saga, CETs, charging infrastructure, Einride Driver and Autonomous Trucks or connectivity solution may not function as intended due to flaws or errors in our software, hardware, and systems, product defects, or due to human error, which may adversely affect our business.

Risks Related to Our Legal and Regulatory Environment

●	We are subject to substantial regulations, including regulations governing autonomous vehicles, and unfavorable changes to, or failure by us to comply with, these regulations may adversely affect our business, financial condition and results of operations.

●	We may become involved in legal and regulatory proceedings, investigations or actions, and commercial or contractual disputes, which could harm our business, financial condition and results of operations.

●	Compliance with extensive and evolving regulations governing motor carriers and transportation intermediaries is complex and costly.

Risks Related to Our Intellectual Property

●	We may not be able to adequately establish, maintain, protect, and enforce our technology and intellectual property rights or prevent others from unauthorized use of our technology and intellectual property rights, which may adversely affect our business, financial condition, and results of operations. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our intellectual property rights may be costly and time-consuming, or less effective than anticipated.

●	We rely on licenses from third parties for technology and intellectual property rights that are critical to our business, and we may lose the rights to use such technology or intellectual property rights if those agreements are terminated or not renewed.

●	We may be subject to intellectual property infringement claims, which, whether meritless or not, may be expensive and time-consuming to defend, distract management, require us to pay significant damages and limit our ability to use certain technologies, any of which may adversely affect our business, financial condition and results of operations.

Risks Related to Government Contracts

●	A portion of our historical revenue has come from our contracts with the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector may adversely affect our business, financial condition, and results of operations.

●	Failure to comply with laws, regulations, or contractual provisions applicable to our business could cause us to lose public sector customers or our ability to contract with the United States and other governments.

Risks Related to Financial, Tax, and Accounting Matters

●	We require a significant amount of capital to fund our operations and growth. If we cannot obtain sufficient capital on acceptable terms, our business, financial condition, and results of operations may be adversely affected.

●	We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain an effective system of internal control over financial reporting when we are subject to compliance with the Sarbanes-Oxley Act of 2002, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

●	There is doubt about our ability to continue as a “going concern.”

Risks Related to Our Securities

●	An active trading market for Einride’s securities may not develop, which may limit your ability to sell such securities.

●	Nasdaq may delist Einride’s securities from trading on its exchange, which could limit investors’ ability to engage in trades in its securities and subject Einride to additional trading restrictions.

●	Although the ADSs are publicly traded, the trading market in the ADSs may become substantially less liquid than the average trading market for a stock listed on Nasdaq following the consummation of the Business Combination, and this low trading volume may adversely affect the price of the ADSs.

●	Future resales of Ordinary Shares may cause the market price of Einride’s securities to drop significantly, even if Einride’s business is doing well.

Risk Factors

Risks Related to Our Business

Autonomous and electric truck technologies are emerging and rapidly evolving technologies and involve significant risks and uncertainties, any of which could impede or delay our ability to further scale our business.

Autonomous and electric truck technologies operate in environments where safety and precision are critical. There are a number of challenges in bringing a new and innovative technology to the market, including public perception of the technology and its performance and safety, long development cycles, specialized skills and expertise requirements of personnel, inconsistent and evolving regulatory frameworks, the potential for novel legal claims, and a need to build public trust in the real-world operations of an emerging technology. In addition, autonomous and electric vehicle technology is a rapidly evolving technology and we will need to continue to improve our technology and adapt it for new use cases to further scale our business. If we are delayed in overcoming, or are not able to overcome, these challenges, our commercial prospects, business, financial condition, and results of operations may be adversely affected, and we may not be able to sustain a viable business. Even if we are able to keep pace with changes in technology and develop new features and services, our research and development expenses could increase, and our financial condition could be adversely affected.

In addition, as autonomous and electric vehicle technologies change, we may need to upgrade or adapt our charging stations technology and work with suppliers to introduce new hardware in order to serve vehicles that have the latest technology, in particular battery cell technology, which could involve substantial costs. This could lead us to replace some charging hardware before its expected end of life, resulting in financial costs and reduced return.

Further, we may not succeed at commercial scale, or at all. The successful commercialization of our automated driving system (the “Einride Driver”), intelligence system for fleet management and oversight (the “Control Tower”), digital freight platform (“Saga”), connected manually driven electric vehicles (“CETs”), cab-less autonomous heavy-duty vehicles (the “Autonomous Truck”) and connectivity at scale involves many challenges and uncertainties, including:

●	achieving acceptably safe autonomous performance as determined by us, our customers, government and regulatory agencies, our partners and the general public;

●	continued development of the Einride Driver, Control Tower, Saga, CETs, Autonomous Truck and connectivity, including system design, product features, vehicle integrations and operating domain and geographical expansion, based on the needs of our customers;

●	achieving and maintaining compatibility between our CETs, Autonomous Trucks, connectivity and charging infrastructure;

●	successfully completing system testing, validation, and to the extent required, safety approvals, including with respect to government and regulatory agencies and customer- or partner-specific requirements;

●	detecting and efficiently repairing any software malfunctioning or hardware breakdowns involving the Einride Driver, Control Tower, Saga, charging infrastructure, CETs or Autonomous Trucks, connectivity;

●	maintaining relationships with, and dependencies on third parties, including third-party charging providers, Original Equipment Manufacturers (“OEMs”), third-party suppliers of the component parts of the Einride Driver, Control Tower, Autonomous Truck, connectivity providers, and other technology providers that support our product development and service providers and other third-parties who support our commercialization strategy;

●	preserving our core intellectual property rights and obtaining rights from third-parties for intellectual property that may be critical to our current and future research and development activities;

●	continuing to fund and maintain our technology development activities while scaling our commercial operations; and

●	obtaining or maintaining approvals, licenses, including carrier licenses, or certifications from regulatory agencies, if required.

Any failure to meet or satisfy the foregoing could result in a material adverse effect on our business, financial condition, prospects and results of operations.

Our vehicles may experience malfunctions or breakdowns or need to upgrade or adapt to changing technologies.

When operating, our Autonomous Trucks and CETs are constantly driven or monitored by a human. When our CETs and Autonomous Trucks are not in operation, we emphasize to customers and operating partners, such as carriers, that the vehicles should be parked in a safe location to avoid unauthorized use or access. However, during the course of operations, our CETs and Autonomous Trucks may experience malfunctions or breakdowns, including, for example, with respect to steering pumps, fire alarms and rear axles. In particular, our CETs have experienced a higher number of breakdowns and an increased need for planned and unplanned maintenance compared to internal combustion engine (“ICE”) vehicles. These malfunctions could cause accidents, which could result in personal injury and/or property damage. To mitigate any such malfunctions or breakdowns, we have entered into repair and maintenance agreements with OEMs, dealers and independent contractors, pursuant to which these third-parties, who are equipped with the necessary tools and high voltage competence, provide us with aftersales support such that we can uphold our commitments towards our customers. Despite our efforts, we have, in certain situations, experienced delays in bringing CETs back into operation, partly due to long lead times for spare parts, as compared to ICE vehicles, and a lack of high voltage technicians in the workshops.

We have a history of net losses, and we may not achieve or maintain profitability in the future.

We have a history of net losses. During the 12 months ended December 31, 2025 and 2024 and the six months ended June 30, 2026 and 2025, we incurred net losses of approximately TSEK 1,721,676, TSEK 967,611, SEK 1,118,055 and SEK 887,444, respectively, and we expect to incur losses in the future for a number of reasons. We intend to continue making investments in our business, both in respect to further scaling the Freight-Capacity-as-a-Service (“FCaaS”) offering with our commercial Autonomous Trucks, CETs and charging infrastructure as well as the Software-as-a-Service (“SaaS”) offerings through the Einride Driver and Einride platform (the “Einride Platform”), which Einride’s charging and transportation digital services, as well as building out our network of charging stations. We may, however, be required to change our business strategy and focus on new areas, which could require additional capital and thus adversely impact our profitability. In addition, we may experience periods of high cash spend during lengthy trial periods with customers. The investments and the scaling of the business may take longer than we currently expect, be smaller than currently estimated, or may never occur. We expect such investments will include continued investments in sales and marketing, development of new product features, infrastructure and hardware, expansion of our operations, and general and administrative functions, including legal, regulatory, compliance, security, and accounting expenses related to our business. These investments may not result in increased revenue or growth in our business and may contribute to future losses. We have incurred, and expect to incur in the future, losses as a result of unexpected expenditures or costs and the other risks described in this “Risk Factors” section. If we are unable to successfully address these risks as we encounter them, our business, financial condition, results of operations and prospects may be adversely affected.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

Einride was founded in 2016 in Sweden and has since then been focused on developing digital, electric and autonomous road freight technology solutions. We launched our Autonomous Truck prototype in 2017 and conducted its first operations on public roads in Europe in 2019. In 2022, we launched a pilot program with the Autonomous Truck in the United States and were granted the necessary permits to further scale our operations. Our E.U. and U.S. daily customer operations with the Autonomous Truck began in 2024 and 2023, respectively. In 2020, we launched initial customer CET deployments in Sweden. Since that time, we have expanded our operations to the following countries: the United States in 2022, Germany in 2022, Norway, the Netherlands and the United Kingdom in 2023 (ended operations in the United Kingdom in July 2025) and the United Arab Emirates and Austria in 2025. In 2020, global OEMs, such as Mercedes and Scania, did not offer electric manually driven heavy-duty trucks at scale, which led us to work with a third-party partner who worked with new diesel-powered, heavy-duty vehicles and converted them into electric heavy-duty vehicles. Today, global OEMs have entered the electric heavy-duty vehicle market and produce such at scale, allowing us to source the manually driven electric heavy-duty vehicles directly from the OEMs, or their dealers, and we have phased out the usage of the retrofitted vehicles.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter. Risks and challenges we have faced or expect to face include our ability to:

●	successfully commercialize our business at scale, including by executing on our Joint Business Plans (“JBPs”) with customers and converting them into long-term operational contracts;

●	design, develop, test, and validate the Einride Driver, Control Tower and Autonomous Truck for the variety of commercial applications and environments in which we plan to deploy driverless technology, such as on-highway and off-highway operations, rural applications, port applications, industrial applications, and defense applications;

●	produce and deliver our technology, including Saga and the Einride Driver, at an acceptable level of safety and performance;

●	properly price our solutions and services;

●	plan for and manage our costs;

●	hire, integrate, and retain talented people;

●	forecast our revenue as well as budget for and manage our expenses;

●	attract new partners and customers and retain and expand our deployment with existing partners and customers;

●	navigate an evolving and complex regulatory environment;

●	industrialize our autonomous freight solutions at scale in collaboration with third parties, and manage our supply chain and supplier relationships, including any tariff-related impacts on our supply chain;

●	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

●	maintain and enhance the value of our reputation and brand;

●	effectively manage our growth and business operations, including the impacts of unforeseen market changes on our business;

●	develop and protect intellectual property; and

●	successfully develop new features, applications, and services to enhance the experience of our customers.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above, as well as those described elsewhere in this section entitled “Risk Factors,” our business, financial condition, and results of operations and prospects may be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they may be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. We use assumptions regarding these risks and uncertainties to plan and operate our business. If our assumptions are incorrect or change, or if we do not address these risks successfully, our results of operations may differ materially from our expectations and our business, financial condition, results of operations and prospects may be adversely affected.

Our future business depends in large part on our ability to continue to develop and successfully commercialize our autonomous and electric freight solutions and offerings. Our Einride Driver, Control Tower and Autonomous Truck technology may have a limited range of functionality, and technology development and commercialization may take us longer to complete than we currently anticipate.

Customer operations of Autonomous Trucks, CETs and their surrounding ecosystems require that we meet very high reliability standards for safety, performance and uptime. We may be unable to release new features or customize solutions that meet our intended commercial use cases or customer requirements in a timely manner or at all, and therefore experience more limited monetization of our technology.

The Einride Driver, Control Tower and Autonomous Truck can operate in a range of pre-defined operational design domains (“ODDs”). If (i) we do not find sufficient commercial traction within those pre-defined ODDs, or (ii) technological development to expand to new ODDs takes longer than currently projected, then our commercial competitiveness, prospects, business, financial condition, results of operations and prospects may be adversely affected.

The success of our commercialization at scale is heavily dependent upon the success and competency of Saga. Saga is our all-encompassing digital freight platform that features a suite of powerful applications for end-to-end electric and autonomous freight. Saga enables customers to optimize their road freight transport and charging planning through artificial intelligence (“AI”) and machine learning (“ML”) algorithms. If we fail to successfully integrate Saga into our offerings, or if Saga has limitations that adversely impact the functionality of our CETs and Autonomous Trucks, our ability to scale our operations will be impeded and our business, financial condition, results of operations and prospects may be adversely affected.

Further, technological development or commercialization at scale has taken longer than initially anticipated in the autonomous vehicle industry. While we have successfully launched operations with the Autonomous Truck in an off-highway setting, it may take us more time than anticipated to expand our safety case for driverless operations for on-highway scenarios, to scale across our areas of operations, or to establish and grow our existing or future customer or partner relationships. Our ability to further develop, deliver and commercialize our offering and utilize CETs, Einride Driver, Control Tower, Saga, Autonomous Truck, connectivity and charging infrastructure at scale to support or perform autonomous and electric freight operations is still largely unproven. As we continue to scale, we will need to develop and ensure that our technology and software have the requisite functionality and capacity to process new data sources and perform efficiently as we increase the number of vehicles on the platform. Any failure to meet our technological and commercialization objectives may adversely affect our business, financial condition, results of operations and prospects.

The Einride Driver, Control Tower, Saga and Autonomous Truck may not be accepted and adopted by the market, the public, regulators or other stakeholders at the pace we expect or at all.

Autonomous and electric truck technology is still nascent and is neither generally understood nor universally accepted. We are at risk of adverse publicity which may result in decreased customer demand for, public acceptance of, or increased regulatory concerns regarding our technology. If we cannot gain sufficient trust in our technology, we may be unable to commercialize to scale as intended. For example, we may experience adverse publicity or media reports that argue autonomous technology is replacing human jobs or disrupting the economy. Labor unions may also raise concerns about autonomous truck safety, displacing drivers or otherwise negatively affecting employment opportunities for their members. This has in the past resulted in, and could in the future result in, negative publicity or lobbying efforts to local, state, and federal authorities in the countries where we currently operate or are planning to operate in the future. Such negative publicity, media attention, or the activities of labor or other interest groups may cause current and future partners or customers to limit or terminate their business with us, which may impact our ability to grow our business.

As the market for autonomous and electric vehicle technology develops, the differences in the approaches of Einride and others may become more widely known to suppliers, insurers, regulators, and others. Until these distinctions are clearly understood and acknowledged, the actions of a single market participant may be attributed to the industry as a whole. Consequently, negative actions or inaction by any third party, could prompt suppliers, insurers, regulators, and other stakeholders to decline or discontinue interactions or business relationships with the autonomous vehicle industry broadly, including Einride. In addition, commercialization of autonomous vehicle technology is currently generally limited to pilot deployments, which we and other competitors are currently performing. As a result, there is currently a lack of clearly established customer use cases for this novel technology.

If the market does not accept and adopt our services and technology at the pace we expect or at all, it may adversely affect our business, financial condition, results of operations and prospects.

Our success is contingent on our ability to successfully execute our FCaaS and SaaS offerings, including by maintaining, managing, executing, retaining, and expanding our existing customer relationships and obtaining new customers.

Under our FCaaS offering, we provide a transport service based on technologies that span electric and/or autonomous vehicles, digital freight software and charging infrastructure, whereas under our SaaS offering, we provide the software which the customer, and owner operators, then integrate into their own hardware, and fleet of vehicles, to run the freight operations. Currently, all our operations are under the FCaaS offering but as we continue to grow, we intend to scale the SaaS business further. Any failure to successfully maintain, manage, execute, retain, and expand these existing customer relationships and obtain new customers operating under our FCaaS model and/or SaaS offering may adversely affect our business, financial condition, and results of operations.

In addition, customers may be less likely to adopt our solutions if they are not convinced that our business will succeed or that our operations and technology will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among partners, customers, suppliers, and other parties in our solution, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control. Such factors include our limited operating history, lack of customer familiarity with our technology, any delays in scaling deployments, delivery and service operations to meet demand, competition, uncertainty regarding the future of autonomous vehicles compared with market expectations, market acceptance of our business combination (the “Business Combination”) with Legato Merger Corp. III (“Legato III”) and autonomous vehicle technology and our ability to raise capital.

For our business to be financially successful, we will need to enter into additional long-term contracts and commercial arrangements on acceptable terms with new and existing customers. In the event we are not able to enter into such contracts, we may not be able to scale our FCaaS and/or SaaS offerings in the timeframe anticipated, or at all. This could have an adverse effect on our business, financial condition, and results of operations.

Any failure to commercialize our solutions at scale may have an adverse effect on our business, financial condition, results of operations and prospects.

As part of our scaling efforts, we may encounter considerable challenges in entering new markets and undertaking sales and marketing activities, many of which are beyond our control. The likelihood of our success must be considered in light of these potential risks, expenses, complications, delays, and the competitive environment in which we operate. Consequently, there is substantial uncertainty that our business model will prove successful and sustainable. We may not be able to generate significant revenue or achieve profitability. In addition, any failure to commercialize our solutions within our projected timelines may adversely affect our business, financial condition, results of operations and prospects. Any investment in us is therefore highly speculative and may result in the loss of your entire investment.

We rely on a limited number of customers for a portion of our revenue. The loss of, or a reduction in our commercial relationship with, any of those customers may adversely affect our business, financial condition, results of operations and prospects.

A portion of our revenue has been generated from a limited number of customers, and we expect that to continue in the near term. For example, for the period ended June 30, 2026 and 2025, revenue from our five (5) largest customers, in the respective periods, amounted to SEK 126.2 million and SEK 91.3 million, accounting for 47% and 42%, respectively, of our revenues in such periods.

As we continue to scale our business, the composition of our significant customers may vary. We believe our business, financial condition, and results of operations for the foreseeable future will continue to depend on the deployment of Einride’s technologies and services. Consequently, our financial results may fluctuate significantly from period to period based on the actions of one or more significant customers. A customer may decide not to contract with us for reasons that we cannot anticipate or control. Those reasons could relate to the customer’s financial condition, changes in their business strategy or operations, changes in technology, the introduction of alternative competing products, or the perceived quality or cost-effectiveness of Einride’s offerings. Our customers may not perform as well as their competitors, which may cause them to delay or reduce the amount of business they do with us, which may in turn impact our business, financial condition, results of operations and prospects. Customers’ individual or aggregate needs may decline due to a number of factors, including supply chain challenges and macroeconomic conditions. Our agreements with customers may be cancelled, including for reasons outside of our control. In addition, our customers may seek to renegotiate the terms of agreements or renewals, or choose not to renew or expand agreements. Also, our initial sales cycles with larger global customers can result in us expending substantial time, effort and resources in our sales efforts without any assurance that our efforts will generate contracts or revenue. In particular, the negotiation and procurement of defense contracts are often multi-year processes, and our commercial customers are typically large enterprises where sales cycles occur on lengthy timelines of nine to twelve months. Further, during the course of long-term contracts with customers, we may experience unforeseen cost increases and/or operational issues that may result in a decrease to our expected profit margins. The loss of or a reduction in sales or anticipated sales to any customer, or to our margins, or our inability to attract new significant customers and partners may adversely affect our business, financial condition, results of operations and prospects.

Autonomous and electric vehicle technology, as well as charging infrastructure and battery packs, present the risk of significant injury, including fatalities. Any incidents with our technologies, hardware or charging infrastructure could cause us to be subject to product liability claims that may result in significant direct or indirect costs and could adversely affect our brand image in our markets, all of which may adversely affect our business, financial condition, results of operations and prospects.

Autonomous and electric vehicle technology present the risk of significant injury, including fatalities. As a result, autonomous and electric vehicle technology developers, such as Einride, are all held to extremely high safety standards as we trial, deploy and prove out the reliability of the technology. Recently, multiple autonomous vehicle companies (e.g., Cruise, Uber ATG and TuSimple) have shut down or suspended programs as a result of a single publicized crash or incident. In the event that an Einride Autonomous Truck is involved in a collision or incident that results in significant injury, fatalities or significant property damage, we may be forced to terminate or suspend part or all of our programs, which could materially and adversely affect our business, financial condition, results of operations and prospects. Even if the collision or incident is the fault of a third-party, case studies from certain failed autonomous vehicle companies show that any negative publicity related to the quality or safety of autonomous vehicle technology can be fatal for an autonomous vehicle company.

Also, the battery packs in our Autonomous Trucks and CETs, as well as our charging stations, are susceptible to overheating and can potentially catch fire, which could lead to lawsuits, product recalls or redesign efforts, all of which would be time-consuming and expensive. Negative public perceptions regarding the suitability of battery packs or charging stations for automotive or autonomy applications or any future incident involving battery packs or charging stations, such as a fire, even if such incident does not involve our offerings, could seriously harm customers’ confidence in our offerings.

Furthermore, electric heavy-duty vehicles, such as our Autonomous Trucks and CETs, are powered by systems with higher voltages, as compared to conventional ICE vehicles. These high voltage systems involve enhanced risks of electrical shock, serious injury or death in the event an individual makes direct contact with, for example, high-voltage components or damaged wiring. Electric heavy-duty vehicles are also much quieter than the ICE equivalent, which poses a potential risk to pedestrians, cyclists, and visually impaired people who may rely on engine noise as a warning of an approaching vehicle. Finally, electric heavy-duty vehicles may be heavier than their ICE vehicle counterparts due to, for example, additional weight from the batteries. This may lead to more severe damage in the case of a collision, and longer stopping distances.

In addition, collisions and incidents, including those caused by errors or defects in our products, may make us liable for damages and result in legal claims. Any negative publicity related to the perceived quality of our technology may further affect our brand image across all business units, impacting customer demand, and regulator and public trust. Also, liability claims may result in litigation, including class actions, the occurrence of which may be costly, lengthy and distracting to management and may adversely affect our business, financial condition, results of operations and prospects. Further, Einride directors, executives, management, or staff may be subject to criminal actions in cases of severe negligence following an incident.

Collisions or incidents caused by errors or defects in our products may cause us to incur significant costs to correct such issues, potentially including product recalls, operational suspensions, permit revocation and withdrawal from certain markets. With respect to our technology, a collision or incident may be caused by an autonomous vehicle’s failure to react in a manner that a human driver would. Any product recall or material incident in the future may result in adverse publicity, damage our brand and reputation and may adversely affect our business, financial condition, results of operations and prospects. In the future, we may voluntarily or involuntarily initiate a recall if any vehicles powered by our technology prove to be defective. Such recalls involve significant expense and diversion of management attention and other resources, which may adversely affect our brand image in our target markets, as well as our business, financial condition, results of operations and prospects.

Once we scale our commercial operations, we may be required to obtain additional specialized insurance, which may not be available to the capacity or on the terms that we require to achieve the economics we expect. Further, any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, our customers and partners may become subject to claims as a result of such accidents and bring legal claims against us. Any of these events may adversely affect our brand, relationships with customers and partners, business, financial condition, results of operations and prospects.

Our digital freight platform Saga, CETs, charging infrastructure, Einride Driver and Autonomous Trucks or connectivity solution may not function as intended due to flaws or errors in our software, hardware, and systems, product defects, or due to human error, which may adversely affect our business.

Our technology and integrated hardware are highly technical and complex and may contain undetected flaws, errors or vulnerabilities that may adversely affect our business, particularly to the extent such flaws, errors or vulnerabilities are not detected and remedied quickly. Certain errors or defects in our solutions may only be discovered after they have been tested, commercialized, and deployed. We have from time to time found defects and errors in our software and hardware, internal systems, manual processes, and technical integrations with third-party systems, including as a result of updates to our software, hardware and systems. Additionally, new errors or vulnerabilities may be introduced in the future. In connection with any such defects or errors, we may also face government inquiries or investigations, recalls and litigation, including with respect to personal injury or property damage. As a result of such defects or errors, we may incur additional costs or expenses to remediate the issues. We rely on component and product suppliers to manufacture and/or assemble components incorporated into our hardware and software solutions. As a result, our control over production and distribution is limited, and it is uncertain what effect such diminished control may have on the quality of our offerings. If there are defects in the manufacture of our hardware and software components, we may face similar negative publicity, investigations, and litigation, and we may not be fully compensated by our suppliers for any financial or other liability that we suffer as a result. As our business grows in size and complexity, these risks may increase.

In our commitment to continuous improvement, we may also provide frequent software updates, functional enhancements, and incremental releases for our solutions. Frequent updates, while intended to improve the service, may inadvertently introduce software bugs, errors, or other performance issues. Generally, by releasing smaller incremental updates, these bugs and errors are typically smaller in size. Furthermore, certain features of our platform utilize machine learning models which are inherently probabilistic and statistical in nature. These models may produce inaccurate or unexpected outputs, particularly when encountering data patterns or scenarios not present in their training data. The solutions we provide are designed to process complex environments and control complex components, all with high data loads and fast processing speeds. Any errors, data leaks, security breaches or incidents, disruptions in services or other performance problems with our solutions caused by external or internal actors may hurt our reputation and damage our and our partners’ and customers’ businesses. Also, we may experience disruptions in network services or a lack of network coverage in jurisdictions in which we operate. Any such incident may disrupt the proper functioning of our solutions, cause a delay in or disruption to cargo deliveries, result in loss or unavailability of, unauthorized access to, or disclosure of, proprietary, confidential or otherwise sensitive data of us or our customers, or other destructive outcomes. Moreover, errors in our hardware or software design or manufacture may cause product safety issues. Any of the foregoing issues may lead to product recalls, result in costly and time-consuming efforts to redesign and redistribute our products, give rise to regulatory inquiries and investigations, and result in reimbursement obligations, lawsuits and other liabilities and losses, any of which may adversely affect our business, financial condition, results of operations and prospects.

Any flaws or misuse of our technology, whether actual or perceived, intended or inadvertent, by us or third parties, may adversely affect our business, financial condition, results of operations and prospects.

Our technology is in the early stages of development and will continue to evolve. Similar to many innovations, our technology presents risks and challenges. Some of those risks and challenges include potential misuse by third parties which negatively impact public confidence, violate applicable laws and regulations, or undermine safety. Such misuse may affect customer perception, public opinion, and the views of policymakers and regulators and result in decreased adoption of electric and autonomous technology. While we have adopted a series of measures to prevent misuse of our technologies, we cannot assure you that any of our existing and future measures will be sufficient, effective, or that our technologies will not be misused or applied in a way that is inconsistent with our intention or public expectations.

Furthermore, any inappropriate or abusive usage of our technology, whether actual or perceived, intended or inadvertent, and whether by us or by third parties, or flaws or deficiencies in autonomous and electric vehicle technology, actual or perceived, in our solution or those of our competitors, may impair the general acceptance of electric and autonomous technology by society, attract negative publicity and adversely affect our reputation, violate applicable laws and regulations. Any such misuse could subject us to legal or administrative proceedings, pressures from shareholders and/or labor organizations, and other public interest groups or heightened scrutiny by regulators. Each of the foregoing events may adversely affect our business, financial condition, and results of operations and prospects.

In addition, if Saga or the Einride Driver is not easy to use by our customers or operational partners, then the rate of adoption of our technology may be slower than what we anticipate. While we have designed Saga and the Einride Driver to be user friendly, any complexity or difficulties with respect to user interface or user experience may lead to user error or frustration, which could in turn lead to users ceasing to use the digital freight platform or automated driving system in its entirety.

Unauthorized control or manipulation of systems related to our electric heavy-duty vehicles (both manually driven and autonomous), as well as our energy and charging infrastructure, may cause them to operate improperly or not at all, or compromise their safety and cybersecurity, which may result in loss of confidence in us and our solutions and adversely affect our business, financial condition, results of operations and prospects.

There have been reports of vehicles and their surrounding ecosystem being “hacked” thereby granting access to the vehicles and the supporting infrastructure to unauthorized persons. Einride’s product portfolio, including the Einride Driver-powered autonomous vehicles, the CETs, the charging infrastructure and the integrated digital freight platform, contains complex information technology networks and systems and is designed with built-in data connectivity. We have implemented, and continue to implement, measures intended to prevent unauthorized access to the information technology networks and systems in our product portfolio; however, hackers or unauthorized third parties may attempt to gain unauthorized access to modify, alter, or use such networks and systems to gain control of, or to change, the functionality and performance characteristics of our products, or access data stored in or generated by us or our solutions. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers, there can be no assurance that we will be able to anticipate, or implement adequate measures to protect against, these attacks. Any such incidents may result in unexpected control of or changes to the vehicles’, or the charging infrastructure’s, functionality and safe operation and may result in legal claims or proceedings against us and negative publicity, which may adversely affect our brand and reputation, business, financial condition, results of operations and prospects.

In the case of our Autonomous Trucks, connectivity is fundamental to the operation of the vehicles as the vehicles are operated by software. While it is improbable that an adverse actor would possess both sufficient knowledge and ability to remotely take over and control an Autonomous Truck, the Autonomous Truck, Control Tower and supporting cloud and connectivity infrastructure present a broad attack surface to adversaries. This makes the Autonomous Truck vulnerable to denial-of-service type attacks, as a failure in our continuously connected infrastructure would most likely result in the widespread unavailability for our vehicles. Einride takes reasonable precautions to secure its Autonomous Truck’s connected infrastructure building upon industry standards and best practices, but cannot guarantee that its countermeasures and resilience work will be sufficient to guard against all deliberate attacks.

Our brand and reputation may be harmed by negative publicity or safety and other concerns regarding the digital freight platform, CETs, Einride Driver, the Autonomous Truck, connectivity solution, charging infrastructure and our company. Failure to maintain, protect and enhance our brand may limit our ability to expand or retain our customer base, which may adversely affect our business, financial condition, results of operations and prospects.

We must maintain and enhance our brand identity and reputation and increase market awareness of Einride’s technologies, services and our company. The successful promotion of our brand will depend on our efforts to achieve widespread acceptance of our technology and solutions, as well as to attract and retain customers. We also need to maintain our current market leadership and successfully differentiate our technology and solutions from our competitors. These efforts require substantial expenditures and management attention. We anticipate that those expenditures will increase as our market becomes more competitive, and as we expand our operations. These investments in brand promotion and market leadership may not yield increased revenue in amounts that offset the increased expenses we incur, or at all, or may require investment of substantial management time. Our brand value and reputation also depend on our ability to provide safe, secure and trustworthy solutions, address customer needs, and protect and use our customers’ and partners’ data in a manner that meets their expectations. Any safety or security incidents or the reporting or perception that they have occurred could result in legal claims or proceedings, regulatory inquiries, investigations and other proceedings, or negative publicity, any of which could harm our reputation or our brand. Damage to our reputation and loss of brand equity may reduce demand for our solutions, cause us to lose customers, and require additional resources to rebuild our reputation and restore the value of our brand, which may adversely affect our business, financial condition, results of operations and prospects.

From time to time, we may receive negative publicity, including negative comments on social media platforms or through traditional media about our company, our business, our directors and management, our brand, our technology and solutions, our workforce impacts, our suppliers, our customers or other business partners. This negative publicity may be the result of malicious harassment or unfair competition acts by third parties. We could become subject to government or regulatory investigation as a result of such third-party conduct. We might also be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct. We may be unable to refute the claims within a reasonable period of time, or at all. Any such negative publicity could negatively impact our brand and reputation, and may adversely affect our business, financial condition, results of operations and prospects.

We operate in a highly competitive market and some market participants have substantially greater resources. If we are unable to compete effectively, our business, financial condition, results of operations and prospects may be adversely affected.

The markets in which we operate are highly competitive and are characterized by rapid technological change. Our future success will depend on our ability to further scale our commercial operations and adoption of our solutions in a timely manner to stay ahead of existing and new competitors. Several companies, including Kodiak Robotics, Aurora Innovation, Bot Auto, Waabi, Torc and PlusAI, are investing heavily in building autonomous vehicle technology. These companies compete with us directly and indirectly by offering autonomous vehicle technology for the same or similar use cases. In addition, we compete with various companies in the electric trucking and vehicle charging industries who have been in the market longer than we have. We also compete with trucking companies for the services of carriers and owner operators. Customers may be reluctant to switch to our solutions due to their often long-standing relationships with their existing road transport partners. If our competitors, including those mentioned above, develop superior technology or transport service capabilities, or are perceived to have better technology or transport service capabilities, they may capture market opportunities and establish relationships with customers and partners that might otherwise have been available to us. Further, certain of our competitors have greater financial, marketing, R&D, and other resources than we do, and in certain circumstances are supported by large multinational corporations. In the event that one or more of these competitors broadly commercializes their technology before or more successfully than we do, our business, financial condition, results of operations and prospects may be adversely affected.

It is possible that Einride’s unit economics do not materialize as expected, which may adversely affect our business, financial condition, results of operations and prospects.

Our business model is predicated on the deployment and success of our FCaaS and SaaS offerings. Our turnkey FCaaS offering provides customers with a fully electric service comprised of Einride’s Autonomous Truck, CETs sourced from leading OEMs, such as BYD, Scania, and Daimler, operational planning software that allows for efficient deployment of electric, digital and autonomous freight solutions, and charging infrastructure strategically deployed to enable cost efficient electric operations, while under our SaaS offering we expect to provide customers with the vehicle agnostic Einride Driver and the Einride Platform that can be integrated into customer hardware to run their freight operations. We may not be able to achieve the unit economics that were provided to Legato III for use in its overall evaluation of Einride for multiple reasons, including:

●	customer demand;

●	costs associated with operations, including increases in capital expenditures as more vehicles are deployed;

●	our ability to maintain functionality and quality as the utilization of the fleet increases;

●	our ability to attract and retain customers;

●	our ability to contract with third party suppliers, such as carriers, insurers, trailer rental providers, and service partners;

●	speed of customer adoption;

●	competitive and pricing pressures; and

●	the actual terms of customer contracts.

Our technology is new and market pricing is still being determined. Additionally, increased competition may result in pricing pressure and reduced margins. This could impede our ability to increase the revenue we obtain from deployment of the FCaaS and SaaS offerings or cause us to lose market share, any of which may adversely affect our business, financial condition and results of operations. Unfavorable changes in any of these or other factors that impact the unit economics, many of which are beyond our control, may adversely affect our prospects, business, financial condition and results of operations, as well as the accuracy of our reporting.

We may experience difficulties in managing our growth and expanding our operations.

We expect to experience significant growth in the scope and nature of our operations and commercial deployments. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs, and business processes. We are currently in the process of strengthening our compliance programs, including in relation to cybersecurity, privacy and anti-corruption laws and regulation. We may also need to reduce our reliance on manual operations in the areas of billing and reporting and make certain other improvements to support our complex arrangements and the policies governing revenue and expense recognition for our future operations. We may not be able to implement improvements in an efficient or timely manner. We may also discover deficiencies in existing controls, programs, systems and procedures, which may have an adverse effect on our business, financial condition and results of operations as well as the accuracy of our reporting. See the risk factor titled “We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain an effective system of internal control over financial reporting when we are subject to compliance with the Sarbanes-Oxley Act of 2002, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.”.

The relative competitiveness of battery electric vehicles on a general market level does not currently favor the transition to electric transport and thus will challenge our ability to scale the FCaaS and SaaS offerings.

The competitiveness of battery electric vehicles (“BEVs”) and ICE vehicles is generally measured by the total cost of ownership of the vehicle, which factors vehicle pricing, subsidies and regulation, maintenance cost, and the relative cost of fuel and electric energy. Any change of these factors in favor of ICE technology could materially impact the adoption rate of BEV technology and thus, our relative competitiveness. Further, a disparity in fuel costs, which are largely influenced by geopolitical and public policy factors, where the price of electricity is greater than the price of diesel, could adversely impact our ability to compete with ICE vehicles. Also, increases to the prices of batteries used in BEVs, due to supply shortages or increases to the prices of raw materials used in the manufacturing of batteries, may result in an increase to the cost of BEVs. Any such cost increases could adversely impact our results of operations and financial condition.

In addition, the energy transition across sectors puts, and may continue to put, a significant strain on the electricity grid turning it into a potential bottleneck especially as the adoption of electric cars and trucks further accelerates. This potential lack of grid capacity might delay the adoption of electric trucks, make it more expensive or even render it impossible in certain locations.

Our business is subject to risks associated with the price of electricity, which may hamper our profitability and growth.

We obtain electricity for our own charging stations through contracts with power suppliers or through direct sourcing on the market from producers. In most of the countries in which we operate, there are many suppliers that can offer medium or long-term contracts that can allow us to hedge the price of electricity. However, market conditions may change, triggering fluctuations and global increases in the price of electricity. For example, the price of electricity is generally higher in the winter due to higher electricity demands, and may be affected by other external factors such as climate changes, acts of God, wars or global crises. While these costs could be passed on to most of our customers, increases in the price of electricity could adversely impact our growth and financial results. In addition, general increases in electricity pricing will increase the price of charging, which could impact demand and hamper the use of public charging by customers, thus decreasing the number of charging sessions on our charging stations and adversely impacting our profitability and growth. Similarly, a relative increase in electricity prices compared to diesel could make our electric transport offering less attractive if the cost of operations would be higher than that of an equivalent diesel based service. Furthermore, competitors may be able to source electricity on better terms than we do, which may allow those competitors to offer lower prices for charging, which may also decrease the number of charging sessions on our charging stations and adversely impact its profitability and growth.

We are dependent on the availability of grid capacity at our current and future charging sites. Delays and/or other restrictions on the availability of power, such as due to power outages, would adversely affect our business and results of operations.

The operation and development of our charging points are dependent upon the availability of sufficient grid connection capacity, which is beyond our control. Our charging points are affected by problems accessing electricity sources, such as planned or unplanned power outages. In the event of a power outage, we will be dependent on the grid operator, and in some cases the site host, to restore power for our charging solutions or to unlock grid capacity. Any prolonged power outage or limited grid capacity could adversely affect customer experience and our business and results of operations.

Our charging points may be exposed to vandalism, theft with respect to cables or other parts, or misuse by customers and other individuals, increasing wear and tear of the charging equipment. Such increased wear and tear could shorten the usable lifespan of the chargers, adversely impact the availability of charging equipment and require us to increase our spending on replacement and maintenance costs.

Our charging infrastructure business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as we expand our charging networks.

Installations of our chargers and other associated hardware are typically performed by third party contractors, either at our own operated charging sites or at the customers’ and/or carriers’ sites. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with national and local laws and regulations relating to building codes, safety, environmental protection and related matters, and typically requires various local approvals and permits, such as grid connection permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder charger installation due to potential increased costs to the developer or installer in order to meet such requirements. Meaningful delays or cost overruns may impact our ability to timely deploy our solutions to customers in certain cases and/or impact customer relationships, either of which could impact our business and profitability.

Contractors may require that we or our customers obtain licenses in order to perform their services. Furthermore, additional rules on working conditions and other labor requirements may result in more complex projects with higher project management costs. If these contractors are unable to provide timely, thorough and quality installation-related services, we could fall behind its construction schedules which may cause our customers to become dissatisfied with our charging network and solutions, and may result in delayed deployment of our FCaaS offering with customers. As the demand for public fast and ultra-fast charging increases and qualifications for contractors become more stringent, we may encounter shortages in the number of qualified contractors available to complete all of our desired new charging stations and their maintenance.

Our inability to plan and manage our costs may adversely affect our business, financial condition, and results of operations.

As we grow, we expect our expenses to increase. In order to become a profitable business, we must continuously execute initiatives to optimize supporting cost components such as autonomous and manually driven truck systems maintenance, general maintenance and service for vehicles and charging infrastructure, cloud storage, connectivity, facilities, operations and personnel costs. In addition, we must manage hardware costs by engineering cost-effective designs for our platform components, achieve adequate scale, manage tariffs, and finalize hardware specifications while enabling continued software improvements. Planning for and managing costs will require significant coordination with our stakeholders such as suppliers, partners, and customers. We may not adequately plan for or achieve adequate cost management as expected or at all, which may adversely affect our business, financial condition and results of operations.

Recent and further changes in the tariff and trade policies of the United States or of other countries could increase manufacturing costs, decrease demand for our offerings and solution, disrupt supply chains, or otherwise adversely affect our business and financial condition.

There is currently significant uncertainty about the future relationship between the United States and its trading partners with respect to trade policies, tariffs, and similar policies affecting cross-border operations. The U.S. government has made, and continues to make, significant additional changes in U.S. trade policy, specifically tariffs, and may continue to take future actions that could negatively impact our business, including escalating tariffs on the import of goods from most U.S. trading partners. For example, between February 2025 and February 2026, the United States imposed additional 10-35% fentanyl-related tariffs on certain goods from China, Canada, and Mexico with exceptions for items qualifying for duty-free treatment under the U.S.-Mexico-Canada Agreement (“USMCA”) and additional reciprocal tariffs on China (currently 10%). Between April 2025 and February 2026, the U.S. government also imposed additional reciprocal tariffs of between 10%-125% on imports from most U.S. trading partners, with certain products exempt from these reciprocal tariff measures. These additional U.S. tariffs were implemented under authorities asserted in the International Emergency Economic Powers Act (“IEEPA”) and rescinded on February 24, 2026, following a Supreme Court decision invalidating the use of IEEPA to authorize these tariffs. The availability, timing, and amount of any related refunds associated with payments of these duties remain uncertain and subject to further legal, regulatory, and administrative action, though the U.S. government began rolling out a system on April 20, 2026 to begin processing refund requests for certain affected entries. Between February 24, 2026 and July 24, 2026, the U.S. government also implemented a global “temporary import surcharge” of 10% on many of the same products affected by the prior reciprocal tariffs, under authorities provided for in Section 122 of the Trade Act of 1974. Upon expiration of the Section 122 temporary import surcharge on July 24, 2026, the U.S. government implemented tariffs of up to 10% or 12.5% on imported commodities from 60 U.S. trading partners, with certain items excepted, under authorities provided under Section 301 of the Trade Act of 1974, following a determination by the U.S. Trade Representative that these trading partners have insufficiently implemented or enforced forced labor laws. The United States also recently announced an intent to impose 50% tariffs on certain products of Canada effective August 19, 2026, under authorities provided in Section 338 of the Tariff Act of 1930. The U.S. Government has also implemented Section 232 tariffs on various items based on a finding that certain imports threaten to impair U.S. national security, including but not limited to certain articles of steel and aluminum; passenger vehicles, trucks, and automotive components; and articles of copper. The U.S. Government has also imposed, increased, or maintained additional Section 301 tariffs of 7.5%-100% on certain commodities from China. The scope of these tariffs and exclusions is subject to change. Additional trade-related investigations by the U.S. government are in progress and could result in the imposition of additional tariffs, including under Sections 232, 301, 122 and 338.

The recent changes in tariff and trade policy underscore the uncertainty regarding the future relationships between the United States and its trading partners. In response to these and other U.S. trade measures, China, Canada, and other affected countries have taken or threatened to take retaliatory actions to respond. Such actions include the imposition of retaliatory tariffs on imports of products of U.S. origin, the imposition of export controls on a wide array of products (including rare earth metals and other critical minerals), as well as other actions. The adoption of retaliatory actions by targeted countries has prompted and could prompt the United States to further increase its tariff measures, and continued escalation of tariffs and trade measures could result in the outbreak of a trade war. The trade and tariff policies of the United States and other countries are currently fluid and subject to further changes.

These and future changes to trade policy and tariffs globally could negatively impact our business. While we plan to obtain components from multiple sources whenever available and desirable, some of the components used in our hardware and technology are currently purchased from a single or limited number of suppliers. Thus, while we will make efforts to mitigate the impacts of escalated tariffs on our supply chain, we may be unsuccessful in fully mitigating these effects, or unable to do so at reasonable cost. Recent increases in the tariffs imposed by the United States or other countries may:

●	have an uncertain effect on the manufacture of our hardware, materials, components and charging infrastructure, including affecting the availability of such items;

●	affect the prices at which our hardware, materials, components and charging infrastructure may be obtained;

●	result in customers delaying orders pending additional certainty in the tariff landscape; and

●	may have other effects.

Should the trade relationships between the relevant countries remain strained or worsen, our business, liquidity, financial condition, and/or results of operations may therefore be materially and adversely affected.

We depend on the experience and expertise of our senior management team, engineers, and certain other key employees. The loss of any executive officer or key employee, or the inability to identify, recruit and retain qualified employees in a timely manner, may adversely affect our business, financial condition and results of operations.

Our success depends largely upon the continued services of our executive officers, engineers, and certain other key employees. We rely on our executive officers, engineers, and key employees in the areas of business strategy, research and development, marketing, communications, sales, services, and general and administrative functions. In addition, we compete for talent with other companies, including companies that are larger and have greater resources than we do. Competition for talent in the autonomous vehicle, CET, charging infrastructure, connectivity and AI industries is intense and often leads to increased compensation and other personnel costs. In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees. Our continued ability to compete effectively depends on our ability to attract substantial numbers of qualified new employees and to retain and motivate our existing employees. Any inability to recruit, develop and retain qualified employees, particularly the highly competitive market for AI and machine learning engineers, may limit our ability to grow our teams as we scale our operations or result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability.

Also, to the extent we hire employees from competitors or other companies, we may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information of their former employers. Any material departures of our executive management team, engineers, or key employees, may individually or in the aggregate, adversely affect our business, financial condition, and results of operations.

In addition, we intend to focus much of the attention of our software engineers on improving and expanding our SaaS offering and digital freight platform. In particular, we plan to create software that simplifies and increases the flexibility of the digital freight platform, develops strategic products and features such as transport planning and charging management, and prepares the digital freight platform for commercialization via our SaaS offering. An insufficient number of qualified software engineers could result in development delays, defects with the platform or missed deadlines for customers or operational deployments, which could adversely affect our ability to successfully execute on our SaaS offering.

We also intend to market our vehicles, transport solutions, and technology to governments. Certain government contracts will require us, and some of our employees, to maintain national security clearances. Obtaining and maintaining national security clearances for employees involves a lengthy process, and it is difficult to identify, recruit, and retain employees who already hold national security clearances. Further, some contracts may contain provisions requiring us to staff an engagement with personnel that the customer considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutions, the customer may terminate the contract. As a result, if we are unable to recruit and retain a sufficient number of qualified employees, we may lose revenue and our ability to maintain and grow our business could be limited.

Furthermore, changes to our board of directors (the “Einride Board”) and senior management, and unfavorable publicity regarding succession planning may adversely affect our ability to attract and retain qualified personnel. We do not maintain meaningful key-person insurance for any member of our senior management team or any other key employee. Further, while we do have employment agreements with our executive officers and other key personnel, such employment contracts do not require that they continue to work for us for any specified period. Accordingly, our executive officers and other key personnel may terminate their employment with us at any time, so long as they provide us with the requisite notice under their respective employment agreements. The loss of one or more of our executive officers, engineers, or key employees may adversely affect our business, financial condition, and results of operations.

Our management team has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to being a public company that will be subject to significant regulatory oversight and reporting obligations under U.S. federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that they will likely need to devote a significant portion of their time to these activities, which will result in less time being devoted to the management and growth of our business. In addition, we may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. Increased use of professional services and advisors to develop and implement the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may increase our costs. We expect that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

We rely on our third-party suppliers, OEMs, upfitters, service providers and partners, some of which are single or limited-source suppliers or providers of certain key components for, and services used in connection with, the Einride Driver, Control Tower, Autonomous Truck, FCaaS, SaaS, connectivity and charging infrastructure businesses, and are thus susceptible to supply shortages, long lead times for components, supply changes, and limitations or constraints on service provider support availability or capacity.

We rely on third-party suppliers, OEMs, upfitters, service providers and partners to design, develop, industrialize, manufacture, and supply components, software and services for the Einride Driver, Control Tower, Autonomous Truck, FCaaS, SaaS, connectivity and charging infrastructure businesses and offering. While we obtain components and software from multiple sources whenever available and desirable, some of the components and software used in our offerings, hardware and technology are currently purchased from a single or limited number of suppliers. We refer to these suppliers as our single or limited source suppliers. Some of the components we obtain from single or limited source suppliers are manufactured in countries subject to tariffs, and, as a result, the pricing of these components has been and may continue to be significantly adversely affected.

Components from single or limited source suppliers are susceptible to supply shortages, long lead times, and changes in trade policies and other supply changes, any of which may disrupt our supply chain and may delay the scaling of our commercial operations. If we change suppliers for any components, significant delays may occur, including initial delays for software and hardware integration, engineering, and validation. Changing suppliers may also create a delay or shortage in supply and changes to manufacturing processes. These delays may adversely affect our business, financial condition, results of operations and delay the scaling of our product.

We currently rely on partners for vehicle and charger integration, or upfitting, of the Einride Driver and for remote monitoring and remote assistance services. We also source electric vehicles and charging station components from OEMs. In addition, our operations and charging teams currently work with, and it is anticipated that they will increasingly work with, third party software providers in the course of their day-to-day operations. Collaboration with third parties to provide these services is subject to risks that are outside of our control. For example, if there is a lack of charging stations causing a decrease in customer demand for electric vehicles, OEMs may reduce their production of electric vehicles. Also, if third-party software providers increase their prices or alter the availability of their products to the market, the overall performance of our internal operations and charging teams could be adversely impacted. Further, we may experience long lead-times between the order and delivery of CETs from major OEMs, which may adversely impact our ability to deploy signed customer contracts and scale our business. In addition, we rely on carriers for driver services and their support of our day-to-day operations, including servicing vehicles and/or taking the vehicles to workshops. We may experience difficulty sourcing carrier partners in certain jurisdictions due to labor strikes, competition or limited carrier options. Drivers and carriers are essential to our FCaaS business and commercial scaling, both of which could be disrupted if there are driver and/or carrier shortages. Further, carriers may view us as a competitor and choose to not contract with us. As we scale our operations, we expect to increase our reliance on these third parties.

We have in the past, and may in the future, experience delays in development and production when and if our suppliers do not meet agreed upon timelines or experience capacity constraints. There is also a risk of potential disputes with suppliers, OEMs, and partners which may stop or slow our ability to serve our customers. Any such disputes could have an adverse effect on our ability to procure vehicles or chargers and aftersales support from OEMs, thereby impacting our ability to successfully deploy our FCaaS offering. If OEMs, suppliers or other partners determine that they will not support autonomous or electric deployments or limit how the technology can be deployed using their components, or if we are unable to work collaboratively with such partners to integrate the Einride Driver with commonly used commercial trucks, our business, financial condition and results of operations may be adversely affected. In addition, the scaling of our business is dependent upon us finding a suitable contract manufacturer or OEM partner for our Autonomous Trucks that can ensure acceptable vehicle requirements in terms of quality of redundant systems as well as having the manufacturing capability to produce the requisite number of vehicles to grow our operations. We cannot guarantee that our suppliers, OEMs, or upfitting partners will not deviate from agreed-upon quality standards, which could result in delays or, if undetected by us, quality issues that may adversely affect our brand and reputation, business, prospects and results of operations. Further, OEMs or our partners may reduce their production of manually driven electric vehicles, autonomous vehicles and/or their components and/or charging infrastructure due to decreased demand, high costs and other factors. Any such reduction may limit our ability to source electric vehicles, autonomous vehicles and/or their components and/or charging infrastructure, which would adversely impact our business.

We may be unable to enter into agreements with suppliers, OEMs, or upfitting partners on terms and conditions acceptable to us. As a result, we may need to contract with other third parties. While we believe that we could establish alternate supply or service partner relationships, we may be unable to do so in the short term, or at all, at prices or quality levels and/or on terms that are favorable to us. Accordingly, we may experience significant delays while re-engineering our system to accept replacement parts. We may not be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms, or at all. The expense and time required to adequately complete any transition may be greater than anticipated. Any of the foregoing may adversely affect our business, financial condition, and results of operations.

In addition, Saga’s performance and availability are contingent upon the services of third-party providers, including but not limited to, Google Cloud Platform for cloud services, computation, storage, analytics, ML and infrastructure, HERE Technologies for location services and Auth0 for authentication. Consequently, any interruption, failure, or disruption of these third-party services may adversely affect the functionality of our products.

Our software must interoperate with a variety of sensors, systems and other technologies, and any failure to ensure broad interoperability could harm our business or prospects.

Saga and the Einride Driver are vehicle agnostic technologies, which are integrated into the vehicles supplied by our OEM and/or manufacturing partners, who are primarily responsible for the design, manufacture and sale of the vehicles on which our software is deployed. These vehicles, which utilize our technology, are developed, delivered and maintained by our OEM and/or manufacturing partners, or us in case of the currently in-house assembled Autonomous Trucks in conjunction with a myriad of vendors and suppliers. The Autonomous Trucks are currently constructed using hardware sourced from partners and assembled in-house; however, Einride plans to outsource all manufacturing of the Autonomous Trucks to a third party in the long term. As a result, the components of our OEM’s and/or manufacturing partners’ designs may have different specifications, rapidly evolve, utilize differing standards, include multiple versions and generations of products or may be highly customized. Our software must be able to interoperate with these highly complex and customized systems, which requires careful planning and execution between us, our partners, and their other vendors and suppliers. Further, when new or updated elements of our OEM and/or manufacturing partners’ designs or new industry standards, regulations, or specifications are introduced, we may have to update or enhance our software to allow us to continue to effectively interoperate with our OEM’s and/or manufacturing partners designs. We have in the past, and could in the future, experience delays in development and production when and if our partners, or their vendors and suppliers, experience delays, disruptions or other constraints. In the event that we, our partners, and their suppliers are unable to effectively collaborate, it could stop or delay our partners’ vehicle design or production, which could delay our ability to recognize revenue, result in adverse publicity, or disrupt our business relationships. The expense and time required to adequately expand compatibility of our software with new designs and hardware may be significant, and the revenue we ultimately realize from such collaborations may not be sufficient to offset our investment. If we fail to ensure sufficient interoperability of our software with a variety of hardware, we may also be unable to expand our network of partners or grow our business in a timely manner or at all. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

Our OEM and/or manufacturing partners may be dependent on limited suppliers for microchips and other component parts that are integral to our software’s deployment in their vehicles.

The rapid evolution in the market for AI products, including our autonomous driving technology and its integration into vehicles, is dependent on graphics processing unit (“GPU”) microchips and hosting services, which are essential for AI training and inference tasks, light detecting and ranging (LiDAR), vehicle electronic control units, and automotive radar sensors. These components are susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and could delay commercialization of our products to users. Supply of these components world-wide may be adversely affected by the business disruptions as well as industry consolidation and geopolitical conditions such as international trade wars like the U.S. trade war with China, tariff policy, Russia’s actions in Ukraine, the conflicts in the Middle East and other hostilities in the Middle East and increased political tensions in Russia, Europe or Asia. Such shortages, increased component lead times, reduced allocations of components and decommitments of orders have resulted in and may continue to result in increased component prices, fewer sourcing options, unpredictability of supply, prolonged manufacturing disruptions and increased product lead times.

In an effort to manage and reduce the costs of purchased goods and services, our OEM and/or manufacturing partners, like many automotive suppliers and automakers, may have consolidated their supply chains in recent years, resulting in such partners being reliant on a limited number of third-party suppliers to design, develop, industrialize and manufacture components, including GPU microchips, that are integral to the deployment of our software. In order for these suppliers to undertake the investment needed to produce these components, they may require us to commit to terms, pricing or purchase volumes that are not acceptable to us or our partners. If shortages of, or tariff policies on, GPU microchips or other critical components from other suppliers develop, continue longer than anticipated, or worsen, it could impact our or our OEM and/or manufacturing partners’ ability to meet production schedules and deployment of our software. Furthermore, unfavorable economic or industry conditions could result in financial distress within our or our partners’ supply base, thereby increasing the risk of supply disruption.

We are subject to cybersecurity risks related to our operational systems, security systems, infrastructure, integrated software and partners’ and customers’ data processed by us or third-party vendors. Any material failure, security breach or other cyber incidents may prevent us from effectively operating our business, and could result in investigations, litigation, or penalties, any of which may adversely affect our business, financial condition, and results of operations.

We are at risk for breaches or other cyber incidents of operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us, our customers, or our third-party vendors or suppliers; in-product technology owned by us or our third-party vendors or suppliers; our integrated software or AI; and partner, customer, or driver data that we process or our third-party vendors or suppliers process on our behalf. Any such cyber incident may materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of partners, customers, employees, suppliers, drivers or others; jeopardize the security of our facilities; or affect the performance of the Einride Driver, Control Tower, Autonomous Truck, connectivity and our Saga digital freight platform. A cyber incident may be caused by disasters, insiders, through inadvertence or with malicious intent, or malicious third parties using sophisticated, targeted methods to circumvent access control mechanisms, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain and continue to develop measures designed to protect us against security breaches and other cyber incidents, such measures require frequent updates and improvements. We cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and continuous improvement of systems and measures designed to prevent cyber incidents requires significant time, support and cost.

Moreover, there are inherent risks associated with developing, improving, expanding and updating current measures, including the disruption of our data management, procurement, production, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data, procure parts or supplies or produce, sell, deliver and service our solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the measures upon which we rely, including those of our customers, third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results may be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify financial results. Moreover, our proprietary information or intellectual property may be compromised or misappropriated, or data (including personal information) could be exfiltrated or improperly used. Any material failure, security breach or other cyber incident may prevent us from effectively operating our business, cause us to lose competitive advantages, and subject us to investigations, litigation, or penalties, any of which may adversely affect our business, financial condition, and results of operations. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions. In addition, our cyber insurance coverage may not be sufficient to cover all the losses we may experience as a result of a cyber incident.

Interruptions, outages, or failures of information technology and communications infrastructure and systems that we rely upon may adversely affect our business, financial condition, and results of operations.

We currently rely on a variety of information technology and communications infrastructure and related systems and services, including cloud computing, cloud storage and cellular connectivity and satellite data feeds. For example, we use the Google Cloud Platform (“Google Cloud”) to host portions of our technology and support our technology development. The availability and effectiveness of our services depend on the continued operation of Google Cloud, and other third-party information technology and communications systems. Our systems, and those of our third-party service providers, including Google Cloud, are vulnerable to damage, interruption, or any other compromise as the result of, among others, physical theft, fire, terrorist attacks, natural disasters such as earthquakes, floods, power losses or shortages, war, telecommunications and satellite communication failures, denial or degradation of service attacks, malware, ransomware, social engineering attacks, insider theft or misuse or other attempts to harm our systems. We use reputable third-party service providers to process a significant portion of our data. However, these providers are also vulnerable to harms similar to those that may damage our systems, including sabotage and cyberattacks, which may cause potential disruptions to our business, or unauthorized access to or use of our data, including personal information or customer information, which could become available to our competitors or third parties.

Because our technology requires significant processing power, it may become increasingly difficult to maintain and improve our performance, especially during peak usage times. Some of our systems may not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems with our communications, infrastructure, third-party cloud hosting providers or similar systems may result in lengthy interruptions to our business, adversely affecting our business, financial condition and results of operations.

Regional conflicts and geopolitical instability has disrupted, and may continue to disrupt our business, which could materially and adversely affect our business, financial condition and results of operations.

We have operations in the Middle East, primarily in Gulf Cooperation Council states, and are focused on expanding our footprint in the region. As a result, any escalation or prolonged conflict in the Middle East could materially disrupt our growth and business operations.

The Middle East has experienced, and continues to experience, political unrest, armed conflict and civil disturbances in several countries, including Iran, Iraq, Syria and Yemen. This unrest has ranged from public demonstrations to armed conflict and has given rise to several regime changes, sanctions impositions and increased political uncertainty across the region. It is not possible to predict the occurrence of events or circumstances such as civil unrest, war or other hostilities or sanctions or the impact that such events or occurrences might have on the region. The Middle East is currently affected by numerous armed conflicts including those in Iran, Yemen, Syria, Lebanon, Iraq and Israel/Gaza, as well as conflicts with militants associated with the Islamic State.

In particular, on February 28, 2026, Israel and the United States launched a joint operation against targets in Iran. In response, Iran launched ballistic missiles and drones against targets in Israel and in other countries in the region, including the United Arab Emirates, Bahrain, Qatar and Kuwait, as well as at U.S. military assets in the Middle East. The duration and ultimate scope of this conflict remain highly uncertain. A prolonged or expanding conflict could result in sustained disruptions to regional and global economic conditions, continued volatility in energy markets and further deterioration of commercial and financial activity across the Middle East. Significant losses sustained by Gulf Cooperation Council states could have a material adverse effect on global investment flows and economic stability. As of the date of this report on Form 6-K, we do not expect the conflict to have a material adverse impact on our financial condition or results of operation due to our currently limited operations in the Middle East; however, we have experienced disruptions in our operations in the region. With respect to our deployment of electric and electric autonomous freight mobility in the Port of Jebel Ali, the operations are currently paused, which has led to a recent decrease in revenues under the contract with us, and we expect to have limited to no operations in the Port of Jebel Ali until the blockade of the Strait of Hormuz is lifted. Further, we may still be required to pay subcontractors, including drivers, in accordance with existing agreements.

We continue to monitor the evolving situation in the Middle East and may take additional measures to mitigate operational disruptions; however, we cannot predict the ultimate scope or duration of these conflicts or their effects on our operations, business, financial condition or results of operations.

Our business makes extensive use of third-party data.

We utilize third-party data sources, such as vehicle telematics, shipper transportation management systems and public traffic and weather data, to support and develop our FCaaS and SaaS offerings and our digital freight platform Saga. We anticipate that we will continue to rely on this third-party data in the future. We cannot ensure that this third-party data will continue to be available to us on commercially reasonable terms, if at all. In addition, we may encounter legal restrictions to accessing any such data. Any defects, errors or limitations in accessing the third-party data could adversely affect the operation of our FCaaS and SaaS offerings and the digital freight platform. Many of the risks associated with the use of third-party data cannot be eliminated, and these risks could negatively affect our brand and business.

Risks Related to Our Legal and Regulatory Environment

We are subject to substantial regulations, including regulations governing autonomous vehicles, and unfavorable changes to, or failure by us to comply with, these regulations may adversely affect our business, financial condition and results of operations.

Currently, in the United States, there are no Federal Motor Vehicle Safety Standards (“FMVSSs”) or Federal Motor Carrier Safety Regulations (“FMCSRs”) that explicitly address the performance of commercial autonomous driving systems or vehicles designed to operate without a human driver. Further, there are currently no widely accepted uniform standards regarding autonomous vehicle technology and its commercial use. We work closely with various levels of government, and we have built organizational, operational, and safety processes to ensure that the performance of our technology meets rigorous standards. However, these measures may not meet future regulatory requirements enacted by government bodies. We may also be subject to future regulatory requirements that could limit the operation and commercialization of autonomous vehicle technology. In some jurisdictions, we may be required to present our own safety justification and evidence base, and in other areas it is possible that we may be required to pass specific autonomous safety evaluations or audits. The failure to pass these safety evaluations or receive appropriate regulatory approvals for commercialization may adversely affect our business, financial condition, and results of operations.

Since the laws and regulations governing the autonomous vehicle industry are relatively new and evolving, their interpretation and enforcement may involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations and furthermore, we cannot assure you that we have complied or will be able to comply with all applicable laws at all times. Consequently, we could face the risks of being subject to governmental investigations, orders by competent authorities for rectification, administrative penalties or other legal proceedings and our ability to expand our business and sustain our growth may be negatively affected. In addition, receipt of the necessary permits to scale our operations may be delayed due to new requirements that require significant lead time for compliance. Further, regulations permitting our planned operations may not materialize as quickly as we expect.

Similarly, in Europe, there is no harmonized EU-wide type-approval or operational framework specifically governing the commercial deployment of driverless heavy-duty vehicles. While regulations (specifically, E.U. Regulation 2022/1426, and a constituent series of UNECE vehicle safety Regulations) have been enacted in Europe for type-approval of automated driving systems, they are relatively new in the scheme of automotive safety regulations, and we believe no company (startup or established legacy manufacturer) has successfully launched a vehicle under this scheme to date. Hence, there is no guarantee that Einride will be able to successfully type-approve a vehicle equipped with the Einride Driver, or make the Einride Driver completely compliant with this scheme. Any such failure would result in delays and/or possible exclusion from commercial operation in markets where this regulation applies.

Einride’s current Autonomous Trucks have been permitted to operate under exemptions and trial permits in the United States, Sweden, Norway, and Belgium, where we have either deployed the Autonomous Trucks in active customer operations, or performed demonstrations. The long-term regulations for autonomous trucks and the wider autonomous vehicle sector are still being shaped. Einride engages with key regulatory stakeholders to shape the future regulations for trialing, permits, operation, as well as manufacturing autonomous vehicles, but the risk remains that the long-term regulatory outlook may exclude some aspects of Einride’s current Autonomous Truck and automated driving system designs, and require us to re-engineer the vehicle or prevent us from deploying in certain countries or markets.

Currently, our Autonomous Trucks are submitted for operational permits under various national trial permit regulations. In Europe, and other UNECE signatory markets, this involves requesting individual vehicle exemptions from existing whole vehicle type approval (“WVTA”); principally, E.U. Regulation 2018/858, and its corresponding UN Regulations, including regulations for Cybersecurity (UN R155), Software Update Management Systems (UN R156) and Automated Lane Keeping Systems (UN R157), which currently govern other connected and automated type-approved vehicles today. While Einride is developing the necessary safety and security management systems to enable it to comply with WVTA requirements in the future, there is a risk that future autonomous vehicles developed by Einride do not comply with these requirements initially and require further efforts and resources to achieve the necessary compliance and achieve type approval.

In the United States, we may, in the future, seek to move freight in interstate and intrastate commerce utilizing our CETs and Autonomous Trucks. Our autonomous business may be required to register as a motor carrier authorized by the Federal Motor Carrier Safety Administration (“FMCSA”) and other state transportation agencies and subject to rules and regulations related to the safe operation on public roadways. Our autonomous operations are also subject to applicable road transport, vehicle safety, and operator licensing regulations in all of the countries in which we operate. In Europe, this has included Norway and Belgium, and currently includes Sweden, and may in the future include additional jurisdictions. Failure to comply with these rules and regulations may result in inquiries, investigations, and possible termination of our authority to conduct our business. For example, in the United States, should the nature and scale of our autonomous business shift, we may become subject to the FMCSRs, including certain regulations with which it may be difficult for the Einride Driver and Autonomous Truck to comply. Most notably, under FMCSR operators of commercial motor vehicles are required in certain circumstances to place warning devices around trucks when stopped on the side of public roadways. Similar regulations apply in Europe. We may not receive an exemption from the United States Department of Transportation (“USDOT”), the Swedish Transport Agency (“STA”) or similar foreign agencies, or USDOT, the STA or similar foreign agencies may not change or eliminate this regulation, to provide us with an alternative approach to complying with this requirement or other similar operational requirements.

Our business model also includes installing the vehicle agnostic Einride Driver onto customers’ hardware. When performing these modifications, we must ensure the vehicles are not taken out of compliance with any applicable regulations. Failure to do so may subject us to significant liabilities and possible barring of further vehicle development.

It is also possible that future autonomous regulations are not standardized, and our technology becomes subject to differing regulations across jurisdictions (e.g. federal, state, local, and international). For example, in Europe, certain vehicle safety regulations apply to automated braking and steering systems, and certain treaties also restrict the operations of certain higher levels of automation. As of June 30, 2026, 26 U.S. states have passed legislation allowing for the deployment of driverless trucks, and most other states allow testing with a safety driver in the vehicle. Many other states are considering legislation and regulations that may adversely affect autonomous and driverless technologies. Despite advances in U.S. state legislation, there is currently no comprehensive U.S. federal framework for autonomous vehicle deployment. This regulatory patchwork, and the ongoing legislative and regulatory efforts at various jurisdictional levels, may hinder the commercial deployment of our technology and adversely affect our business prospects and financial condition.

Further, organized labor, in particular the International Brotherhood of Teamsters has opposed driverless technology and is increasingly using its political influence to attempt to slow down or stop driverless deployment. In 2026, supporters of organized labor in approximately 10 U.S. states introduced legislation that would require human drivers to be physically present in all commercial motor vehicles equipped with autonomous vehicle technology. These states included Alaska, Colorado, Delaware, Maryland and Minnesota. Furthermore, while we have not experienced any direct opposition from E.U. labor unions or from elected officials acting at the behest of labor unions, several major European labor unions, including the European Transport Workers’ Federation (ETF) and national transport unions in Germany, France, Sweden, Norway, Austria, the Netherlands, Italy, and Spain have publicly opposed or raised concerns about driverless freight technology. These unions cite risks to professional driver employment, working conditions, and safety, and may advocate for restrictions, additional regulatory requirements, or limitations on autonomous heavy-duty vehicle deployments across Europe. As of June 30, 2026, no legislation has been introduced and become law; however, organized labor and other opponents to driverless development may ultimately be successful and, even if unsuccessful, we may spend significant time and resources in opposition to such efforts, any of which may adversely affect our business, prospects, results of operations, and financial results.

We may become involved in legal and regulatory proceedings, investigations or actions, and commercial or contractual disputes, which could harm our business, financial condition and results of operations.

We may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with our suppliers and partners, intellectual property rights infringement or misappropriation claims, shareholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues. For example, in November 2024, we initiated legal proceedings against Maersk A/S, Performance Team LLC and its wholly owned subsidiary, Performance Team Logistics LLC (collectively, “Maersk”) related to Maersk’s alleged wrongful termination of an agreement pursuant to which Einride was to provide Maersk with certain transport services, a termination Einride believes was without cause and in breach of contract. Maersk filed an answer and counter-claim alleging that its termination of the agreement was justified. Prior to the purported termination of, and to fulfill our obligations under, our agreement with Maersk, we contracted with BYD Motors LLC (“BYD”) for the procurement of vehicles and with Voltera Power, LLC f/k/a EVConnex, LLC (“Voltera”) for charging infrastructure. Maersk’s purported termination of its agreement with Einride altered Einride’s needs for services from BYD and Voltera. This led to BYD, in November 2024, filing an arbitration and Voltera, in December 2024, filing a lawsuit against Einride for damages in relation to their respective services agreements with Einride. On September 2, 2026, the arbitrator in the BYD matter issued an award in favor of BYD against two of our U.S. subsidiaries for approximately $56 million plus costs and fees. Under the terms of the award, upon payment, the Company’s U.S. subsidiaries will receive title to the full fleet of 116 heavy-duty electric vehicles. We will challenge the outcome by initiating an appeal. The Voltera lawsuit has been set for trial starting in December 2026. Although we believe that we have meritorious defenses and intend to vigorously defend the litigation, we cannot be certain as to the ultimate outcome of such matters or as to any potential losses we may incur, which may be material. Any litigation could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any litigation. Further, our share price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any litigation.

In addition, we have in the past and could face in the future a variety of labor and employment claims against us, which could include but is not limited to general discrimination, wage and hour, privacy and data protection, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from us very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit our operations in some way. These types of disputes could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these proceedings raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material and adverse impact on our business, financial condition or results of operations or that our established reserves or our available insurance will mitigate this impact.

Compliance with extensive and evolving regulations governing motor carriers and transportation intermediaries is complex and costly.

Our commercial model requires us to operate both as a motor carrier—utilizing our owned or leased vehicles and contracted drivers—and as a transportation intermediary (such as a freight forwarder or broker)—arranging and contracting freight movement via third parties. Each of these roles exposes us to substantial and distinct operational and legal obligations across all jurisdictions in which we operate. As a carrier, we assume primary operational responsibility for the transport process, including liability for cargo loss and damage, compliance with complex national and international transportation regulations (such as rules regarding driver qualifications, vehicle maintenance, and public road safety), and direct financial exposure to claims for personal injury and property damage from accidents. When acting as a transportation intermediary, we are reliant on our subcontracted carriers to maintain compliance, yet we face the risk of being held vicariously or contractually liable for their operational failures or negligence, or for negligence in selecting the carrier. Furthermore, the blended nature of our operations creates regulatory complexity and ambiguity regarding our required licensing, classification, and oversight across various jurisdictional levels. This complexity could lead to unexpected regulatory penalties, the imposition of unintended liabilities, or significant increases in our general liability and cargo insurance premiums, any of which could materially impact our financial condition and results of operations.

Changes in automotive or autonomy safety regulations, enforcement of such regulations, or concerns about autonomous vehicle technologies that result in regulation of the autonomous vehicle ground transportation industry may adversely affect our business.

Government vehicle safety regulations could have a substantial impact on our business, prospects, and our future plans. Government safety regulations are subject to change based on a number of factors that are not within our control. Such factors include new scientific or technological data, adverse publicity regarding industry recalls and perceived or actual safety risks associated with autonomous ground transportation technology, crashes involving autonomous vehicles, domestic and foreign political developments or considerations, and litigation relating to autonomous vehicles. Changes in government regulations, especially in autonomous ground transportation and the ground transportation industry may adversely affect our business. If government priorities shift and we are unable to adapt to changing regulations, our business may be adversely affected.

The costs of complying with safety regulations may increase as regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry. As the trucks that carry our systems go into production, we will be subject to existing stringent requirements under U.S. laws, including the National Traffic and Motor Vehicle Safety Act of 1966 (the “Vehicle Safety Act”), including a duty to report, subject to strict timing requirements, safety defects. The Vehicle Safety Act imposes potentially significant civil penalties for violations including the failure to comply with such reporting actions. We are also subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act (the “TREAD Act”), which requires motor vehicle equipment manufacturers, such as us, to comply with “Early Warning” requirements by reporting certain information to the National Highway Traffic Safety Administration (the “NHTSA”) such as information related to defects or reports of injury. The TREAD Act imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the National Traffic and Motor Vehicle Safety Act authorizes NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with U.S. federal motor vehicle safety standards.

Failures, or perceived failures, to comply with privacy or cybersecurity laws and regulations may adversely impact our business, and such legal requirements are evolving, uncertain and may require changes to our policies and operations, which could increase our costs or prevent us from effectively operating our business.

Our current and potential future operations subject us to privacy and cybersecurity laws and regulations, including with respect to our collection, use, storage, disclosure, transfer and security of data, including personal data. Among other things, these regimes, such as the California Privacy Rights Act, and the European Union’s GDPR, NIS2 Directive and Cyber Resilience Act impose cybersecurity requirements, disclosure requirements, and restrictions on personal data collection, uses, and sharing that may impact our operations and the development of our business. For example, the GDPR imposes requirements relating to, among other things, consent to process personal data of individuals, the information provided to individuals regarding the processing of their personal data, rights which may be exercised by individuals, the security and confidentiality of personal data, and notifications in the event of data breaches and use of third-party processors. The GDPR imposes substantial fines for breaches of data protection requirements, which can be up to four percent of the worldwide revenues or 20 million euros, whichever is greater. These requirements are evolving rapidly, with new laws and regulations proposed and enacted frequently in various jurisdictions. Our solutions may evolve both to address evolving laws and regulations, potential customer or partner requirements, or to add new features and functionality that may change our privacy or cybersecurity obligations. Therefore, the full impact of these privacy and cybersecurity regimes on our business is unknown. Further, as laws and regulations change, or their interpretation changes, we may be required to implement measures that could adversely impact our expected business or commercial operations, and these changes could be costly to implement, result in increased risks to our business and operations, or otherwise adversely impact our business and operations or opportunities for commercialization of our technologies.

In the European Union, the recently adopted Data Act, which became effective on September 12, 2025, introduces a new layer of complexity and risk. This regulation grants the users of our “connected products”, such as our vehicles and charging stations, broad rights to access the data generated by their use and to share that data with third parties. This creates a material risk of forced disclosure of data and trade secrets, in particular in relation to data generated by our autonomous systems and freight planner platform. Navigating the Data Act’s definitions and requirements in relation to our data ecosystem will be critical to protect our intellectual property and competitive advantages.

Einride is also subject to automotive security standards relevant to each of the jurisdictions in which it operates (in addition to other safety standards). This includes, but is not limited to, the United Nations Economic Commission for Europe (UNECE) regulations on Cybersecurity, Software Updates and Lane Keeping Systems (UN R155, 156 & 157), which are required for whole vehicle type approval schemes as well as other national level pieces of legislation.

We are assessing the continually evolving privacy and cybersecurity regimes applicable to our business and measures we believe are appropriate in response. Since these privacy and cybersecurity regimes are evolving, uncertain and complex, we may need to update or enhance our compliance measures as our products, markets and customer and partner demands further develop. These updates or enhancements could require implementation costs. In addition, we may not be able to monitor and react to all developments in a timely manner. The compliance measures we do adopt may prove or be perceived to be ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory, partner or customer-driven privacy or cybersecurity requirements may result in significant liability or costs. Any such actual or perceived failure could also result in a material loss of revenue resulting from the adverse impact on our reputation and brand, disruption to our business and relationships, and diminished ability to retain or attract partners and customers. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and may cause partners and customers to lose trust in us, which may have an adverse effect on our reputation and business, financial condition and results of operations.

An uncertain and evolving legal and regulatory environment relating to AI may adversely affect our business, financial condition, and results of operations.

We use AI in our operations, services and solutions. AI technologies are subject to evolving laws, regulations, guidance, and industry standards, which may expose us to legal liability or regulatory risk, including with respect to privacy, cybersecurity, publicity, contractual, or other rights. A key example of this is the new E.U. AI Act, a comprehensive legal framework for AI. The E.U. AI Act imposes onerous obligations that will become applicable in a phased manner. Some of the obligations relate to the use of certain AI-related systems and which may require us to change our business practices to comply with such obligations. If services we have developed or deployed, such as the Einride Driver, fall within the “high-risk” category or are repurposed by our clients such that they are then considered a “high-risk” AI system, we could become subject to additional obligations under the E.U. AI Act, including conformity assessments, logging, human oversight and incident reporting obligations. It is probable that our autonomous driving systems will be classified as “high-risk” AI systems under this regulation, mandating extensive and costly legal obligations. These requirements may include, but are not limited to, adequate risk assessment and mitigation systems, high level of robustness, cybersecurity and accuracy and appropriate human oversight measures. Further, we may be required over the next few years to adapt our approach to technology and software development to ensure that we are in a position to comply with applicable obligations. If we are found liable under the E.U. AI Act for non-compliance, we may be subject to legal liability, reputational harm and/or regulatory fines or penalties, including administrative fines of up to 35 million Euros or 7% of a company’s total worldwide annual turnover for the preceding financial year, whichever is the higher. In addition, under the E.U. AI Act certain AI systems are deemed to present an unacceptable risk and are classified as “prohibited” AI systems on the basis that they pose an unacceptable health or safety risk or a risk to the fundamental rights of E.U. citizens. Our use, deployment or development of AI systems could be deemed a prohibited AI system under the E.U. AI Act. If we fail to have processes in place that enable us to identify “prohibited” AI systems, and we consequently provide solutions or services that are deemed prohibited under the E.U. AI Act, we may be subject to legal liability, regulatory fines or penalties, and/or reputational harm, and may have to change our operations and/or business model. Moreover, if regulatory restrictions prevent us from deploying AI systems we have developed, whether for internal use or for customer offerings, it could increase our costs and adversely affect our financial condition.

Litigation or other proceedings may be initiated by certain individuals claiming infringement of rights such as intellectual property, privacy or personality rights with respect to data we use to train our AI models. We have adopted a series of measures, including the implementation of policies and management systems, to mitigate such risks. However, we cannot guarantee that these measures will be effective. The use of AI technologies also presents emerging ethical and social issues. Those issues may draw public scrutiny or controversy and may also create or assist in producing unexpected results, errors, or inadequacies, any of which may be difficult to detect. Issues relating to our use of AI and the evolving legal and regulatory landscape applicable to such technologies may adversely affect our business, financial condition, and results of operations.

We are subject to economic sanctions and governmental export and import control laws and regulations. Our failure to comply with these laws and regulations may adversely affect our business, financial condition, and results of operations.

Our solutions are subject to economic sanctions, export control and import control laws and regulations in the jurisdictions in which we operate, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. U.S. economic sanctions and export control laws and regulations prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments, and persons, as well as shipments for certain end uses (e.g., defense end uses). In addition, complying with sanctions and export controls laws and regulations for a particular geography may be time-consuming and result in the delay or loss of revenue opportunities. Exports of our products and technology, and imports of their components, must be made in full compliance with applicable laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees may be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines that may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which may adversely affect our business, prospects, financial condition and results of operations and also our reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct business or in the future may conduct activities, including, among others, the U.S. Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations stemming from international agreements such as the OECD Anti-Bribery Convention. The FCPA, the U.K. Bribery Act 2010, and similar local and/or international laws and regulations prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act 2010 and other laws also prohibit non-governmental “commercial” bribery and soliciting or accepting bribes. Furthermore, the legal landscape in the European Union is evolving, with a proposed Anti-Corruption Directive expected to harmonize offenses and introduce stricter corporate liability standards. A violation of these laws or regulations may adversely affect our business, financial condition and results of operations and also our reputation. While we have policies and procedures designed to ensure compliance with these regulations, we cannot assure you that none of our directors, officers, employees, representatives, consultants, agents, and business partners will engage in improper conduct for which we may be held responsible.

Any non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws may subject us to whistleblower complaints, adverse media coverage, investigations, severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses. Should any of the foregoing occur, it could adversely affect our business, prospects, financial condition and results of operations and also our reputation. Responding to any investigation or action could also result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. In addition, changes in economic sanctions laws in the future may adversely affect our business, financial condition, and results of operations.

We are subject to, and must remain in compliance with, environmental laws and regulations that may adversely affect our financial condition and results of operations.

We are subject to environmental laws and regulations across all jurisdictional levels, including local, national, and international frameworks. Such laws and regulations include those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials, as well as those specific to logistics for the oil and gas industry. Compliance with such laws and regulations can be costly, and our failure to comply with existing or new laws and regulations may result in the assessment of fines or penalties, the revocation or denial of permits, or the issuance of orders enjoining performance of some of our operations. Furthermore, under certain environmental laws and regulations, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have experienced or otherwise been affected by releases or contamination from hazardous substances or petroleum products, without regard to whether the generator, owner or operator knew of or caused the contamination or release. Liability under these laws and regulations has been interpreted to be strict, joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. Accordingly, we may have to make expenditures for investigation or remediation costs incurred by governmental entities or third parties in connection with any releases or contamination at current or former properties. Environmental liabilities may arise and adversely affect our financial condition and results of operations.

Concern over climate change, including the impact of global warming, has led to legislative and regulatory efforts to limit carbon and other greenhouse gas emissions, and these efforts may continue. Emission-related regulatory actions and climate disclosure requirements could result in increased costs that may adversely impact our results of operations. Such regulatory actions may require changes in our operating practices or require additional reporting disclosures. Compliance with climate-related disclosure laws and regulations may also increase our exposure to litigation or governmental investigations or proceedings. We may also encounter difficulties in collecting and managing data that affect timely compliance or incur significant costs to comply with increased regulation regarding environmental monitoring and climate disclosure requirements. More generally, compliance with environmental laws and regulations can require significant expenditures. In addition, we may incur costs to comply with such current or future laws and regulations, the violation of which may lead to substantial fines and penalties.

Changes in government policies that currently are favorable for electric vehicles or domestically manufactured vehicles in the markets where we intend to sell our transport solutions could materially and adversely affect our business, financial condition, results of operations, and prospects.

The growth of our business in part depends on government policies in the markets where we intend to sell our transport solutions utilizing electric heavy-duty vehicles that support the development of electric vehicles and domestically manufactured vehicles. For instance, changes in government policies on the classification of electric vehicles may materially and adversely affect the demand for our FCaaS offering, which in turn could materially and adversely affect our business, results of operations, financial conditions, and prospects. Further, the termination of government subsidies or incentives, including zero emission zones and toll exemptions, to support electric vehicles could adversely affect our business. Furthermore, any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of electric vehicles, fiscal tightening or other factors may affect government incentives or subsidies and result in the diminished competitiveness of the electric vehicle industry generally.

The growth of our autonomous technology and Autonomous Truck solutions and services also in part depends on government policies and regulations pertaining to connectivity. The deployment of a vast number of autonomous vehicles requires that governments, policymakers and market participants work collaboratively towards establishing a connectivity network along public roads to allow for sufficient autonomous vehicle connection for monitoring, commanding and remote controlling autonomous vehicles when needed. If a sufficient connectivity network is not established in the markets in which we operate, then we may face significant restrictions in scaling our autonomous business.

Some government policies and initiatives, though beneficial in the long term, have inadvertently slowed the pace of development in the sector. For example, the implementation of stringent regulatory frameworks around electric vehicle manufacturing, which apply to our OEMs, and the approval processes for new technologies has caused delays in the rollout of certain projects. Additionally, there have been challenges related to the development of electric vehicle charging infrastructure, with some policies needing further alignment between local and federal authorities.

We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution, and sale of our technology. Some of our customers or partners may also require that we comply with their own unique requirements relating to these matters.

We develop and sell technology services that contain electronic components. Such components may be subject to or may contain materials that are subject to government regulation in the locations where we offer and sell our services and solutions. This is a complex process which requires continual monitoring of regulations to ensure that we and our suppliers are in compliance with existing regulations in each market where we operate and where we intend to operate. If there is an unanticipated new regulation that significantly affects our use and sourcing of various components or requires more expensive components, that regulation may adversely affect our business, financial condition and results of operations. Some of our customers or partners may also require that we comply with their own unique requirements relating to these matters. If we fail to adhere to such requirements or new regulations or fail to continually monitor updates to existing regulations, we may be subject to litigation, loss of customers or partners or negative publicity, any of which may adversely affect our business, financial condition and results of operations.

Risks Related to Our Intellectual Property Rights

We may not be able to adequately establish, maintain, protect, and enforce our technology and intellectual property rights or prevent others from unauthorized use of our technology and intellectual property rights, which may adversely affect our business, financial condition, and results of operations. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our intellectual property rights may be costly and time-consuming, or less effective than anticipated.

Our technology and intellectual property rights are a valuable asset of our business. Our success depends in part on our ability to protect our core technology and intellectual property rights. Failure to adequately protect our technology or intellectual property rights may result in the loss of our ability to maintain a competitive advantage. Even if we are able to protect our technology and intellectual property rights, our competitors may be able to offer similar products and services without infringing our rights. We rely on a combination of patents, designs, trademarks, copyrights and trade secrets, in addition to employee and third-party nondisclosure agreements, intellectual property assignment agreements, intellectual property licenses, and other contractual rights, to establish, maintain, protect and enforce our rights in our technology and intellectual property rights, including trade secrets and other confidential information. Intellectual property laws and our procedures and restrictions provide only limited protection. Any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. If we fail to protect our intellectual property rights adequately, we may lose an important advantage in the markets in which we compete. While we take measures to protect our technology and intellectual property rights, such efforts may be insufficient or ineffective, and any of our intellectual property rights may be challenged, which may result in them being narrowed in scope or declared invalid or unenforceable. Other parties may also independently develop technologies that are substantially similar or superior to ours, and we may not be able to prohibit uses of such technologies. We may also be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership or other rights in technology or intellectual property rights we regard as our own. The measures we take to protect our technology and intellectual property rights from unauthorized use by others may not be effective and there can be no assurance that our intellectual property rights or enforcement efforts will be sufficient to protect against others offering products, services or technologies that are substantially similar or superior to ours or that compete with our business.

To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. While we seek to protect our rights in such know-how and inventions, the measures we take may not be sufficient. Costly and time-consuming litigation may be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our know-how and inventions may adversely affect our business, financial condition and results of operations.

We may in the future be involved in litigation to enforce our intellectual property rights and to protect our trade secrets. Our efforts to enforce our intellectual property rights or trade secrets may be met with defenses, counterclaims and countersuits, including challenges on the validity and enforceability of our intellectual property. Any litigation initiated by us concerning the violation by third parties of our intellectual property rights is likely to be expensive and time-consuming and is likely to be distracting to management. Any such litigation could lead to the invalidation of, or render unenforceable, our intellectual property rights, or may otherwise have negative consequences for us. Further, detecting unauthorized use of our technology or intellectual property rights may be difficult, expensive, and time consuming, and we may not be able to identify and seek to prevent such uses. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, may delay the introduction and implementation of new technologies. This could result in us being required to substitute inferior or more costly technologies into the Einride Driver, Saga, connectivity solution or injure our reputation and the goodwill associated with our brand and business operations. Moreover, in certain foreign countries where the intellectual property laws may not be as protective as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak, or in certain foreign countries where we have chosen not to protect some or all of our intellectual property rights, we may be unable to stop others from infringing or misappropriating our intellectual property rights. If we fail to meaningfully establish, maintain, protect and enforce our intellectual property and proprietary rights in the countries where we operate or plan to operate in the future, our business, financial condition and results of operations may be adversely affected.

Unauthorized parties may attempt to copy or reverse engineer our technology or certain aspects of our solutions that we consider proprietary. Litigation may be necessary in the future to enforce or defend our patents, to prevent unauthorized parties from copying or reverse engineering our solutions, to determine the validity and scope of the proprietary rights of others or to block the manufacturing, use or importation of infringing products into the United States, Europe or elsewhere where we have sufficient intellectual property right coverage. Initiation of any action related to patents may have multi-faceted responses, including defenses and counterclaims in the initiated action, invalidity actions in other governmental agencies, and other actions in other jurisdictions, possibly internationally. Such defenses could result in the invalidation or narrowing of our patent rights.

Whether initiated by us or a third party, any such litigation may result in substantial costs and diversion of management resources and attention. Additionally, it may force us to acquire intellectual property rights or licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms, or at all. This may adversely affect our business, financial condition, and results of operations. Even if we obtain favorable outcomes in litigation, we may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering our solutions.

We rely on licenses from third parties for technology and intellectual property rights that are critical to our business, and we may lose the rights to use such technology or intellectual property rights if those agreements are terminated or not renewed.

We rely on licenses from certain of our partners and other third parties for technology and intellectual property rights that are or may become critical to our business. Termination of our current or future license agreements may cause us to have to negotiate new or restated agreements with less favorable terms or cause us to lose our rights under the original agreements. In such an event, we could also incur delays and costs associated with the procurement of licenses for substitute technology or intellectual property rights, which may not be of the same quality or effectiveness as those provided under the prior license.

In the case of a loss of intellectual property rights used in the Einride Driver, Saga, Autonomous Truck, Control Tower, connectivity, our other proprietary systems or our suppliers’ systems, we may not be able to continue to integrate certain components into our solution or for our operations. We could also experience disruption to our development and procurement processes as we test and requalify any potential replacement technology. Even if we retain the licenses, the licenses may not be exclusive with respect to such component design or technologies, which may aid our competitors and adversely affect our business, financial condition, and results of operations.

We may be subject to intellectual property infringement claims, which, whether meritless or not, may be expensive and time-consuming to defend, distract management, require us to pay significant damages and limit our ability to use certain technologies, any of which may adversely affect our business, financial condition and results of operations.

The industry in which our business operates is characterized by a large number of patents, some of which may be of questionable scope, validity or enforceability, and some of which may appear to overlap with other issued patents. As a result, there is a significant amount of uncertainty in the industry regarding patent protection and infringement. In recent years, there has been a significant volume of litigation globally, including in the autonomous vehicle industry involving patents and other intellectual property rights, including suits initiated by non-practicing entities, such as patent holding companies. Third parties have asserted, and may in the future assert, that we have infringed, misappropriated or otherwise violated their intellectual property rights. We may not be able to obtain a license on commercially reasonable terms, or at all. As we face increasing competition and as a public company, the possibility of third parties asserting claims against us relating to intellectual property rights grows. Such claims and litigation may involve one or more of our competitors seeking to use their patents and other intellectual property rights to obtain a competitive advantage. Such claims could also be initiated by patent holding companies or other adverse intellectual property rights holders who have no relevant product and service revenue. Patents, patent applications and other intellectual property rights held by us may provide little or no deterrence to these rights holders in bringing intellectual property rights claims against us. Patent holding companies may also be advantaged in a lawsuit by limited costs, at least in part because they do not provide products or services. There may be intellectual property rights held by others, including issued or pending patents, that cover significant aspects of our technologies or business methods. We cannot assure you that we are not infringing or violating or have not infringed or violated any third-party intellectual property rights or that we will not be held to have done so or be accused of doing so in the future. In addition, because patent applications can take many years to issue and are not initially published for the public to view, there may be applications now pending of which we are unaware, which may later result in issued patents that technology may infringe. Given the highly competitive nature of the space in which we operate, we expect that in the future we may receive notices that claim we or our collaborators have misappropriated or misused other parties’ intellectual property rights, particularly as the number of competitors in our market grows.

Regardless of the merits, defending ourselves against any intellectual property claims brought by third parties may be time-consuming and could result in substantial costs and a diversion of our resources. These claims and any resulting lawsuits, if resolved adversely to us, may subject us to significant liability for damages, impose temporary or permanent injunctions against our solution, technologies or business operations, or invalidate or render unenforceable our intellectual property rights. We may not be able to obtain necessary licenses on commercially reasonable terms, or at all.

If our technology is determined to infringe a valid and enforceable patent, or if we wish to avoid potential intellectual property litigation on any alleged infringement, misappropriation or other violation of third party intellectual property rights, we may be required to do one or more of the following: (i) cease development, sales, provision or use of our solutions that incorporate, use, implement, or rely on the asserted intellectual property right; (ii) obtain a license from the owner of the asserted intellectual property right, which may be unavailable on commercially reasonable terms, or at all, or which may be non-exclusive, in which case our competitors and other third parties may obtain access to the same technologies licensed to us; (iii) pay substantial royalties or other damages; or (iv) redesign our technology or one or more aspects or systems of the Einride Driver, Saga, Control Tower, Autonomous Truck or connectivity solution to avoid any infringement or allegations thereof. These options may not always be commercially feasible. Additionally, in our ordinary course of business, we agree to indemnify our customers, partners and other commercial counterparties for claims of infringement of intellectual property rights arising out of their use of our technology, so we may face liability to our business partners or third parties for indemnification, the costs of defending the claim, or other remedies in the event that a claim subject to our indemnification obligation is made against them.

We license third-party technology or intellectual property rights. Consequently, we could face claims that our use of such in-licensed technology or exercise of such intellectual property rights infringes, misappropriates or otherwise violates the intellectual property rights of others. In such cases, we may be permitted to seek indemnification from our licensors under our agreement with the licensor. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses.

We also may not be successful in attempts to redesign our technology to avoid any alleged infringement. A successful claim of infringement against us, or our failure or inability to develop and implement non-infringing technology or receive a license for the infringed intellectual property rights on acceptable terms and on a timely basis, could adversely affect our business and results of operations. Furthermore, such lawsuits, regardless of their merit or success, would likely be time-consuming and expensive to resolve and might divert management’s time and attention from our business, which may adversely affect our business, financial condition and results of operations. Also, such lawsuits, regardless of their merit or success, may harm our reputation with customers and in the industry at large.

Our applications for patents or other intellectual property rights registration may not issue or be registered, which may adversely affect our ability to prevent others from commercially exploiting products and technologies similar to ours.

Registration of intellectual property rights can be an expensive and time-consuming process. This may involve both research as to the pre-existing rights of other parties and engagement with complex government procedures and documentation. It is possible that examiners, registrars, and other government authorities who oversee applications for registration of intellectual property rights would contest the validity or registrability of our intellectual property rights. Overcoming such registration challenges could require significant effort and expense. If we are not able to timely obtain registrations for our intellectual property rights, this will negatively affect our ability to enforce the same against infringers, which may in turn create risks for our business as said infringers continue to operate.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application that covers the same subject matter as the application we have submitted, we may not be entitled to the protection sought by the patent application. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents. Any unanticipated issues in the scope of the patent protection we seek may adversely affect our business, financial condition and results of operations. Further, changes to patent law, or the inability to enforce our patents in certain jurisdictions, may limit the scope of our patents, limit the enforceability or validity of our patents, or be limited by subject matter eligibility, in part or fully.

Parties in various jurisdictions and/or overlapping markets may be currently using brands, logos, or trademarks that are the same as or confusingly similar to those that we currently use or intend to use. While we will endeavor to avoid the use of any brand or trademark which would cause consumer confusion, it is possible that the use of our brands or trademarks could create consumer confusion in certain markets or jurisdictions. In such an event, we may be required to modify or discontinue the use of our existing brands or trademarks in part or in whole. Any efforts to redesign or replace existing branding may be costly, disrupt customer recognition or public perception, require substantial marketing investments to rebuild brand awareness, or otherwise result in delays or disruption to the effective marketing of our solution. Any of these may adversely affect our business, financial condition, and results of operations.

Our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated, or their scope limited. As a result, we may not be able to prevent others from developing or exploiting competing technologies, which may adversely affect our business, prospects, financial condition and results of operations.

We cannot be certain that we will be granted patents pursuant to our pending applications. Even if our patent applications succeed and we are issued patents in accordance with them, these patents may still be contested, circumvented or invalidated in the future. Future innovations by others may provide opportunities to design around our granted patents. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others may also bar us and our customers and licensees from exploiting any patents that issue from our pending applications or may otherwise limit the scope of any issued patent claims. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and may result in our patent applications not being issued or being subject to significant limitations in their scope. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

Certain of our innovations are embodied in proprietary information that may not be patentable or subject to copyrights, trademark, trade dress or service mark protection.

Certain of our innovations are embodied in proprietary information, such as trade secrets, know-how and confidential information, such that those innovations may not be patentable or subject to copyright, trademark, trade dress, service mark protection or other registrable intellectual property, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into third-party confidentiality agreements and consulting services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors and other third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Trade secrets or confidential information may also be willfully or unintentionally disclosed, including by employees, who may leave our company and join our competitors.

Notwithstanding contractual protections, we have limited control over the protection of our trade secrets held or used by our customers, OEMs, upfitters, suppliers and partners, and may lose future trade secret protection if any unauthorized disclosure of such information occurs. If any of our trade secrets were to be lawfully obtained by a competitor or other third party from our customers, OEMs, upfitters, suppliers and partners, we may have no right to prevent them from using that trade secret to compete with us. If any of our trade secrets were to be disclosed, whether lawfully or otherwise, to a competitor or other third party, our business, financial condition and results of operations may be adversely affected.

While we maintain policies to prevent trade secrets or confidential information from being disclosed in an inappropriate manner to third-party controlled large language models or other AI, breaches of these policies, or unauthorized disclosures by third parties, may result in disclosure of information to third parties and could result in loss of our trade secrets or disclosure of our trade secrets or confidential information to our competitors. In addition, our proprietary information may be independently developed by our competitors or other third parties, and we would have no basis to stop such uses. Any failure to protect our trade secrets or other proprietary information may adversely affect our business, financial condition, and results of operations. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property or any proprietary information that we hold. There is a risk that third parties may obtain and improperly utilize or disclose our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.

We may be subject to claims that we or our employees have wrongfully used or disclosed trade secrets or other proprietary information of our employees’ former employers, which, whether or not meritless, could be distracting to management, expensive and time-consuming to defend, and result in significant liability and harm our reputation, any of which may adversely affect our business, financial condition, and results of operations.

Our industry is highly competitive, specifically with respect to management, engineers and other key employees, and claims of trade secret misappropriation have been made in the past between competitors. We may be subject to claims that we or our employees have inadvertently, purposefully, or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employer. While we use reasonable efforts to advise against, and require our employees not to use any trade secrets or proprietary information from their former employers in the development of our technology and intellectual property, we cannot guarantee that our processes or requirements will be effective. Litigation may be necessary to defend against these claims, whether or not they have merit. Even if we are successful in defending against these claims, litigation may result in substantial costs and demands on management resources. If we fail in defending such claims, in addition to paying significant monetary damages, we may also lose the ability to utilize valuable intellectual property rights or retain key personnel. A loss of key personnel or their work product, or the ability to use proprietary information we regarded as our own, may hamper or prevent our ability to scale our commercial operations, which may adversely affect our business, financial condition and results of operations. In addition, if we are required to re-design or re-engineer our technology as a result of any such litigation, whether or not such litigation has merit, our business, financial condition, and results of operations may be adversely affected.

Our software contains third-party open-source software components, which may expose us to information security vulnerabilities, result in failures, errors, and defects, and may not be supported now or in the future. Our failure to comply with the terms of the underlying open-source software licenses may restrict our ability to sell our products, give rise to claims for infringement or breach of contract, or require us to disclose and license certain of our proprietary source code.

Our software contains components that are licensed under so-called “open-source,” “free” or other similar licenses. Use and distribution of open-source software may entail greater risks than use of third-party commercial software, as open-source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. Accordingly, we cannot assure that the authors of such open-source software will implement or push updates to address security risks or will not abandon further development and maintenance. In addition, the public availability of such software may make it easier for others to compromise, copy or reverse-engineer our technology. Many of the risks associated with the use of open-source software cannot be eliminated. If not properly addressed, these risks could negatively affect our business, our intellectual property and the security of our systems, products and services. To the extent that our systems depend upon the successful operation of the open-source software it uses, any undetected errors or defects in such open-source software may prevent the deployment or impair the functionality or security of our systems or applications, delay the introduction of new solutions, result in a failure of our systems, products or services, and injure our reputation. For example, undetected errors or defects in open-source software may render it vulnerable to breaches or cyberattacks and make our systems more vulnerable to security breaches and other cyber incidents.

Open-source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. Open-source license terms are often ambiguous, sporadically and unpredictably enforced, and there is little legal precedent governing their interpretation. Certain open-source licenses may give rise to obligations to disclose or license our source code or other intellectual property rights if such open-source software is integrated with our proprietary software or distributed in certain ways. We currently combine our proprietary software with open-source software, but not in a manner that we believe requires the release of the source code of our material proprietary software to the public. If we combine or distribute our proprietary software with open-source software in a manner that is determined to require disclosure of our proprietary software under the terms of an open-source license, we may decide to release the source code to our proprietary software as open-source software or cease using the relevant open-source software which might be costly or otherwise difficult to replace. In addition, if the license terms for newer versions of the open-source software that we use change, we may be forced to re-design or re-engineer our software, incur additional costs or discontinue the use of certain offerings if re-designing or re-engineering may not be accomplished in a timely manner. Although we monitor our use of open-source software to avoid subjecting material proprietary software to unintended conditions, there is a risk that these licenses may be construed in a way that may impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We may be subject to lawsuits by parties claiming ownership of what we believe to be open-source software or claiming non-compliance with the terms and conditions of an open-source license. Should that occur, we may incur significant legal costs defending ourselves against such allegations. If we were held to have breached or to have failed to fully comply with such terms and conditions, we may face infringement claims or other liability, including contractual liability, may be required to seek costly licenses from third parties to continue providing our technology, including on terms that are not economically feasible, to re-design or re-engineer our technology, or to make generally available, in source code form our proprietary code, any of which may adversely affect our business, financial condition and operating results. We cannot guarantee that we have used open-source software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.

We may not be able to protect our intellectual property rights globally, and changes in intellectual property law may diminish the value of our intellectual property rights in general, thereby impairing our ability to protect our products.

New laws and regulations related to intellectual property rights by the U.S. Congress, European commission and other governing bodies in jurisdictions where we operate, as well as decisions by courts in those jurisdictions, including the U.S. Supreme Court, Court of Justice of the European Union and Unified Patent Court, involving intellectual property rights may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, the extent to which intellectual property rights can be used to protect AI, datasets, weights, and biases has not yet settled, the treatment of Standard Essential Patents during enforcement actions are not yet settled, and many aspects of intellectual property law are subject to change. Any change to the treatment of intellectual property rights, or to the available scope of intellectual property rights in such technologies, may adversely affect our business, financial condition, and results of operations.

Further, the standards applied by the United States Patent and Trademark Office, European Patent Office and other foreign patent offices in granting patents are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable for business methods. As such, we do not know the degree of future protection that we will have on our technologies, products, and services. While we will endeavor to protect our technologies, products, and services with intellectual property rights such as patents, as appropriate, the process of obtaining patents is time-consuming, expensive, and sometimes unpredictable.

The U.S. Supreme Court has ruled on several patent cases in recent years, such as Impression Products, Inc. v. Lexmark International, Inc. and Alice Corporation Pty. Ltd. v. CLS Bank International, and the Court of Appeal for the Federal Circuit has ruled on cases such as Recentive Analytics, Inc. v. Fox. Corp. In each case the courts have either narrowed the scope of patent protection available in certain circumstances or weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, these rulings have created uncertainty with respect to the value of patents, once obtained. Depending on decisions by governing bodies, courts, and patent offices, the laws and regulations governing intellectual property may change in unpredictable ways, which may weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. Actions in and between foreign jurisdictions may create similar problems or may create divergent issues based on uncertain or different results. In particular, the recent formation of the Unified Patent Court in Europe creates a new degree of uncertainty regarding both scope of protection and enforcement within Europe which will take at least a decade to settle.

In addition, not all countries protect intellectual property rights as fully as others and, accordingly, intellectual property protection may be limited or unavailable in some countries where we choose to do business. It may therefore be more difficult for us to successfully challenge the use of our intellectual property rights by other parties in these countries, which could diminish the value of our solutions or brands and cause our competitive position and growth to suffer. Filing, prosecuting and defending our intellectual property in all countries throughout the world may be prohibitively expensive. The lack of adequate legal protections of intellectual property or failure of legal remedies for related actions in certain countries could have an adverse effect on our business, financial condition and results of operations.

Risks Related to the Government Contracts

A portion of our historical revenue has come from our contracts with the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector may adversely affect our business, financial condition, and results of operations.

We have historically derived a portion of our revenue from contracts with governments, including a contract with a European government for the licensing of the Einride Driver for certain defense use cases and a contract with DP World, a subsidiary of a holding company owned by the government of Dubai, for the deployment of electric and electric autonomous freight mobility in the Port of Jebel Ali. In addition, in the future, we intend to continue to market the Einride Driver for defense use cases with the goal of entering into additional defense contracts, and we expect to continue providing our services, including FCaaS and SaaS products, to customers associated with governments. Sales to such governments, or government associated entities, are subject to a number of challenges and risks. Selling to governments can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. We also must comply with laws and regulations relating to the formation, administration, and performance of contracts, and contract clauses including those arising from law, regulations and executive orders, all of which impose obligations and provide public sector customers rights, many of which are not typically found in commercial contracts. In addition, we participate in government financed projects and receive government grants to, among other things, purchase electric heavy-duty vehicles, build and deploy charging infrastructure, and research projects, including autonomous applications and battery research projects.

Accordingly, our business, financial condition and results of operations may be adversely affected by certain events or activities, including:

●	changes in fiscal or contracting policies or decreases in available government funding;

●	changes in government programs, funding priorities, and requirements;

●	changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding;

●	changes in government administration and national and international priorities, including developments in the geopolitical environment;

●	changes in the government’s attitude towards the capabilities that we offer, especially in the areas of energy and infrastructure;

●	changes in the government’s attitude towards us as a company or our solutions as viable or acceptable autonomy solutions;

●	appeals, disputes, or litigation relating to government procurement, including bid protests by unsuccessful bidders on potential or actual awards of contracts to us by the government;

●	the adoption of new laws or regulations or changes to existing laws or regulations;

●	budgetary constraints, including automatic reductions as a result of “sequestration” or similar measures and constraints imposed by any lapses in appropriations for the federal government or certain of its departments and agencies;

●	influence by, or competition from, third parties with respect to pending, new, or existing contracts with government customers;

●	potential delays or changes in the government appropriations or procurement processes, including as a result of events such as war, incidents of terrorism, natural disasters, government shutdowns and public health concerns or epidemics;

●	increased or unexpected costs or unanticipated delays caused by other factors outside of our control, such as supply chain constraints; and

●	government exercises of contractual rights, including the right to terminate contracts when in the government’s interest; exercise contract options; perform contract audits; the right to reduce orders under or otherwise modify contracts; cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable; and prohibit future procurement awards with a particular agency due to a finding of organizational conflicts of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors, or the existence of conflicting roles that might bias a contractor’s judgment.

Any such event, activity, or action, among others, may cause governmental agencies to delay or refrain from purchasing our solutions in the future, reduce the size or payment amounts of purchases from existing or new customers who are direct or indirectly government owned, or otherwise adversely affect our business, financial condition, and results of operations.

In addition, we may be required to compete for contracts in a competitive bidding process. We may compete directly with other suppliers or align with a prime or subcontractor competing for a contract. We may not be awarded the contract if the pricing or product offering is not competitive, either at our level or the prime or subcontractor level. We may also be disadvantaged in the bidding process as we may lack the size and reputation of larger defense contractors who have more experience contracting with governments or that particular government. In particular, competitors may be better equipped to comply with a government’s requirements and criteria for defense contracts. In addition, in the event we are awarded a contract, we are subject to protests by losing bidders of contract awards that can result in the reopening of the bidding process, re-evaluation and new award of the contract to another bidder. In addition, we may be subject to multiple rebid requirements over the life of a program in order to continue to participate in such a program, which can result in the loss of the program or significantly reduce our revenue or margin from the program. Further, a foreign government or a government contractor customer could require us to relinquish data rights to a product in connection with performing work on a government contract, which could lead to a loss of valuable technology and intellectual property in order to participate in a government program.

Significant costs may be incurred to ensure compliance with requirements unique to government contracts. Uncertainty exists with regard to proposed and future changes to government contract regulatory requirements, and such changes could subject our company to increased risks and costs. Under government contracts, we will be required to restrict the use and dissemination of information classified for national security purposes and the export of certain products, services and technical data. If an actual or perceived breach of security measures, unauthorized access to our system or the systems of the third-party vendors that we rely upon, or any other cybersecurity threat occurs, we may face direct or indirect liability, costs, or damages, contract termination. In addition, our reputation in the industry and with current and potential customers may be compromised, our ability to attract new customers could be negatively affected, and our business, financial condition, and results of operations could be materially and adversely affected.

Failure to comply with laws, regulations, or contractual provisions applicable to our business could cause us to lose public sector customers or our ability to contract with the United States and other governments.

As a government contractor, we must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts and inclusion on government contract vehicles, which affect how we and our partners do business with government agencies. As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, we may be subject to audits and investigations. This may prove costly to our business financially, divert management time, tarnish our brand among customers and potential customers, affect our ability to hire, attract and maintain qualified employees, or limit our ability to continue selling our platforms and services to our government customers. These laws and regulations may impose other added costs on our business. In addition, if we contract with governments, we may become subject to their cybersecurity requirements, which may increase our costs or delay the award of the contract if we are unable to certify that we satisfy such cybersecurity requirements. Failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could subject us to investigations, administrative proceedings, sanctions, enforcement actions, disgorgement of profits, claims for damages, civil and criminal penalties, termination of contracts and suspension or debarment from government contracting for a period of time with government agencies. Any negative outcome from such inquiries or investigations or failure to prevail in any possible civil or criminal litigation, damages, penalties, disruption, or limitation in our ability to do business with a government could adversely affect our business, financial condition and results of operations.

Risks Related to Financial, Tax, and Accounting Matters

We require a significant amount of capital to fund our operations and growth. If we cannot obtain sufficient capital on acceptable terms, our business, financial condition, and results of operations may be adversely affected.

The development and commercialization of our services are capital-intensive. Our limited operating history means we have limited historical data on the demand for our solutions. As a result, our future capital requirements are uncertain and actual capital requirements may differ from those currently anticipated, particularly as we incur additional costs associated with operating as a public company. We expect to focus our investments further scaling the FCaaS offering with our commercial Autonomous Truck and CETs as well as the SaaS offerings through the Einride Driver and Einride Platform, as well as building out our network of charging stations. We also expect to continue investing in R&D to further enhance our technology and FCaaS and SaaS offerings. We may need to seek equity or debt financing to fund a portion of our future expenditures. Such financing might not be available to us in a timely manner, on terms that are acceptable, or at all.

In addition, we rely on financing arrangements for the deployment of our CETs, typically through leases or asset backed loans, which may not be available to us for reasons such as lack of profitability, the nascent nature of the asset or a lender’s risk assessment. If we are unable to source financing for our CETs, our ability to grow our operations may be impeded and we may face cash constraints. Also, as we expect to scale our deployment of the Autonomous Trucks under our FCaaS offering, we expect to rely on financing solutions for such vehicles as well. The Autonomous Trucks constitute even newer technology than the CETs, and the financing may not be available on acceptable terms, or at all.

To increase our liquidity and meet our capital requirements, we entered into an agreement with Norra Finans Sverige AB for a factoring facility (the “Factoring Facility”) with a credit limit of SEK 550 million. The Factoring Facility enables us to sell our outstanding customer invoices and finance up to 8-months, and up to 12-months in certain cases, of future invoicing under our signed customer contracts. The willingness of Norra Finans Sverige AB to make advances to us by purchasing eligible accounts receivable is subject to customary conditions for financings of this nature. If we are unable to satisfy those conditions, Norra Finans Sverige AB could refrain from providing financing to us, and we might not have sufficient cash on hand to fund our ongoing operations.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions, our financial condition, investor acceptance of our business plan, regulatory requirements and the scale of our commercial operations. We may raise these additional funds through the issuance of equity, equity-linked securities, debt securities, or through other forms of financing, inter alia, by way of leasing arrangements or asset backed loans. To the extent that we raise additional financing by issuing equity securities or equity-linked securities, our shareholders may experience substantial dilution. To the extent we engage in debt financing, we may become subject to restrictive covenants that may limit our flexibility in conducting future business activities. Financial institutions may request credit enhancements such as third-party guarantees and security interest in collateral in order to extend loans to us. We cannot be certain that additional funds will be available to us on attractive terms when required, or at all. If we cannot raise additional funds when we need them, our business, financial condition and results of operations may be adversely affected.

We may incur substantial indebtedness which may adversely affect our business and limit our ability to plan for or respond to changes in our business.

We have in the past incurred and may continue to incur indebtedness. Our ability to make payments on our debt obligations and to fund planned capital expenditures depends on our ability to generate cash from our future operations. To a certain extent, this is subject to financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, if we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic investments and alliances, any of which may impede the implementation of our business plans, prevent us from entering into transactions that may otherwise benefit our business and/or adversely affect our financial condition and results of operations. We may not be able to refinance our indebtedness or take such other actions, if necessary, on commercially reasonable terms, or at all.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain an effective system of internal control over financial reporting when we are subject to compliance with the Sarbanes-Oxley Act of 2002, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

Prior to the Business Combination, we were a private company with limited accounting personnel and other resources to address our internal controls over financial reporting and procedures. In connection with the audit of the consolidated financial statements for the years ended December 31, 2025 and 2024, we have identified material weaknesses in our internal control over financial reporting related to:

●	Insufficient design and implementation of business process controls and entity level controls including lack of evidence retention around key judgments and reviews, validation of reports used in controls and lack of documentation of review over journal entries.

●	Insufficient design and implementation of information technology (“IT”) general controls including IT operations, user access and change management.

●	Lack of segregation of duties across both business and IT processes.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual financial statements will not be prevented or detected on a timely basis.

As a U.S. public company, we are required to comply with Section 404(a) and Section 404(b) of the Sarbanes-Oxley Act of 2002 (“SOX Section 404(a)” and “SOX Section 404(b)”, respectively). SOX Section 404(a) mandates that we establish and maintain effective internal control over financial reporting and annually assess and report on the effectiveness of these controls. The identification of material weaknesses in our internal control over financial reporting prior to becoming a public company indicates that we will need to devote significant resources and management attention to remediate these deficiencies in order to comply with SOX Section 404(a) and Section 404(b). So long as we maintain our status as an emerging growth company, we will remain exempt for up to five years for the external auditor attestation requirements of SOX Section 404(b).

We are in the process of designing and implementing measures to improve our internal control over financial reporting to remediate the identified material weaknesses for the years ended December 31, 2025 and 2024. This includes engaging with a third party consultant to document our end to end processes, identifying key controls and associated actions required to remediate these. At the time of this report on Form 6-K, this work is ongoing and these material weaknesses have not been remediated.

While we are actively undertaking these remediation efforts to address the identified material weaknesses, there can be no assurance that such efforts will be successful or completed in a timely manner or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Failure to remediate these material weaknesses and implement effective internal control over financial reporting could result in errors or material misstatements in our financial statements, which may require restatements or cause delays in filing our annual report with the U.S. Securities and Exchange Commission (“SEC”).

Any failure to maintain effective internal control over financial reporting, or further identification of material weaknesses, could adversely affect our ability to produce accurate and timely financial statements. This could lead to regulatory scrutiny, enforcement actions, loss of investor confidence, and a decline in the market price of our securities. Additionally, remediation efforts may require significant management time and resources, potentially diverting attention from other business priorities.

Accordingly, these material weaknesses and any future control deficiencies could materially and adversely affect our business, financial condition, results of operations, and prospects. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, and civil or criminal sanctions.

There is doubt about our ability to continue as a “going concern.”

Although our audited financial statements for the years ended December 31, 2025 and 2024 were prepared under the assumption that we will continue our operations as a going concern, we have incurred and expect to continue to incur significant expenses and operating losses. These circumstances raise doubt about our ability to continue as a going concern, and the reports of our independent registered public accounting firm that accompany our financial statements for the year ended December 31, 2025 and 2024 include an explanatory paragraph that states certain conditions exist that raise doubt about our ability to continue as a going concern in relation to the foregoing.

Our future capital requirements will depend on many factors, including our level of investment in research and development to develop and deploy our transport solutions, market acceptance of our FCaaS and SaaS offerings, our ability to attract and retain customers. If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations may be adversely affected, and we may need to significantly modify our operational plans to continue as a going concern. If we do not have sufficient cash to fund our operating plan, we may be required to seek additional funding from debt or equity offerings, reduce research and development initiatives, reduce our growth plans or liquidate our assets. In conjunction with such a liquidation, the values we receive for our assets in liquidation or dissolution may be significantly lower than the values reflected in our financial statements. Our lack of cash resources and our potential inability to continue as a going concern may adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties due to concerns about our ability to meet our contractual obligations.

The financial statements for the years ended December 31, 2025 and 2024, do not include any adjustments that might result from our inability to continue as a going concern. Please see the section of our registration statement on Form F-1 (File No. 333-297308) entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information.

If Einride is characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. holders may experience adverse U.S. federal income tax consequences.

If Einride is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), for any taxable year during which a U.S. holder holds our American depositary shares (“ADSs”), certain adverse U.S. federal income tax consequences may apply to such U.S. holder. PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Einride has not made a determination as to whether it currently is, or in the future may become, a PFIC, but there is a possibility that it may be classified as a PFIC for its taxable year that includes the date of the Business Combination or in the foreseeable future. There can be no assurance that Einride will not be treated as a PFIC for any taxable year.

If Einride were treated as a PFIC, a U.S. holder of ADSs may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. Certain elections (including a qualified electing fund (“QEF”) or a mark-to-market election) may be available to U.S. holders of ADSs to mitigate some of the adverse tax consequences resulting from PFIC treatment. There is no assurance that Einride will provide the information necessary for a U.S. holder to make a QEF election with respect to the U.S. holder’s our ordinary shares, par value SEK 0.004585 per share (“Ordinary Shares”).

Certain of the PFIC rules may impact U.S. holders with respect to equity interests in subsidiaries and other entities which Einride may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance that Einride does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to any of Einride’s subsidiaries. see “Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—Ownership and Disposition of ADSs and Warrants by U.S. Holders—Passive Foreign Investment Company Rules” of our registration statement on Form F-1 (File No. 333-297308). U.S. holders of Einride’s securities are strongly encouraged to consult their tax advisors regarding the potential application of these rules to Einride and the ownership of its securities.

Our estimates of our cash needs may prove inaccurate in which case we may need to raise capital or change our operating plans and timelines.

We are spending significant amounts to develop our business and have estimated how much cash we will need on a quarterly basis until we raise additional funds or become cash flow positive. These estimates are based on our current operating plan and are subject to significant uncertainties and contingencies, many of which are beyond our control. Our estimates regarding our cash requirements may prove inaccurate, causing the actual amount to differ from our estimates. We expect to seek additional funding through debt or equity offerings to fund our operating plan. We may also find that our business operations are more expensive than we currently anticipate or that these efforts may not result in revenues, which may further increase our cash needs and losses. If our cash expenditures are higher than expected, we may need to raise additional capital or adjust our operating plans and timelines. There can be no assurance that we will be able to raise additional capital on acceptable terms or at all.

We have relied upon, and may continue to rely upon, certain assumptions and estimates to calculate certain metrics, and real or perceived inaccuracies in such metrics may adversely affect our business, financial condition, and results of operations.

Certain of the metrics and figures that we disclose have been calculated using internal company data that has not been independently verified. While these metrics and figures are based on what we believe to be reasonable calculations for the applicable periods of measurement, there are inherent challenges in measuring these metrics and figures. We regularly review our metrics and may adjust our processes for calculating metrics and other figures to improve their accuracy, but these efforts may not prove successful, and we may discover material inaccuracies. In addition, our methodologies for calculating these metrics may be updated from time to time and may differ from the methodologies used by other companies to calculate similar metrics and figures. We may also discover unexpected errors in the data that we are using that resulted from technical or other errors. Also, the residual values of our CETs, battery packs, Autonomous Trucks, and other hardware are highly volatile, there is limited data available to estimate such residual values, and such residual values of our hardware may decrease faster than anticipated due to technological obsolescence or increases in, for example, battery replacement costs. The failure to accurately estimate the residual values of these assets could materially and adversely impact our financial condition and results of operations.

In addition, our total addressable market and opportunity estimates, growth forecasts, pricing, cost, and customer demand included in our filings with the SEC are subject to significant uncertainty and are based on assumptions and estimates that may prove inaccurate. The projections, forecasts and estimates in our filings with the SEC relating to the expected size and growth of the markets for freight transport may prove similarly imprecise. There is no guarantee that we will be able to successfully commercialize our solutions at scale within the addressable market opportunities presented. Even if the market in which we compete meets our size estimates and growth forecasts, our business could fail to grow at the levels we expect or at all for a variety of reasons outside our control, including competition in our industry. If securities analysts or investors do not consider any metric we may disclose in the future to be accurate representations of our business, or if we discover material inaccuracies in our estimates, then the market price of our securities may decline, and our business, financial condition, and results of operations may be adversely affected.

If our judgments or estimates relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations may fall below expectations of securities analysts and investors, resulting in a decline in our share price.

The preparation of our financial statements in conformity with the International Financial Reporting Standards, as issued by the International Accounting Standards Board, requires management to make judgments, estimates, and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates in part on historical experience, market observable inputs, if available, and various other assumptions that we believe to be reasonable under the circumstances, as provided in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates.” Significant judgments, estimates, and assumptions used in preparing our financial statements include, or may in the future include, those related to revenue recognition, share-based compensation, valuation of fixed assets, and valuation of financial instruments. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which may cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our securities.

Our current and future insurance coverage may not be adequate to protect us from all business risks or may be prohibitively expensive.

In the ordinary course of business, we may be subject to losses and expenses resulting from product liability, accidents, acts of God, errors and omissions, cyber claims, data breaches and other claims against us, for which we may have insufficient insurance coverage or no insurance coverage. Further, because we operate in a new and thus inherently risky industry, insurance policies may not be available to us on terms and rates that are acceptable to us or at all. In addition, as a general matter, the policies that we do have may include significant deductibles, self-insured retentions, coverage caps and exclusions. Accordingly, we cannot be certain that our current and future insurance coverage will be sufficient to cover all existing and future losses, legal fees or claims against us. A loss or claim that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which may adversely affect our business, financial condition and results of operations. Further, actions or inactions of others in our industry, through no fault of our own, may materially increase the cost of insurance and/or materially decrease the coverage available to us on commercially reasonable terms. Insurance policies may not exist, or may be insufficient, for possible novel claims or causes of action which may be pled or come into existence in the future based upon our continued development of new technologies.

Unanticipated changes in effective tax rates, adverse outcomes resulting from examination of our income, changes in tax laws or regulations, changes in our ability to utilize our net operating loss, or other tax-related changes may adversely affect our business, prospects, financial condition, and results of operations.

We are subject to income and other taxes in the United States and other jurisdictions, each of which has its own rules. Our current and future effective tax rates may be subject to volatility or adversely affected by a number of factors, including changes in the valuation of our deferred tax assets and liabilities; expected timing and amount of the release of any tax valuation allowances; tax effects of share-based compensation; changes in tax laws, regulations or interpretations thereof; or lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates. Further, our consolidated effective income tax rate and other tax liabilities worldwide could be materially adversely affected by several factors, including changes in the amount of income taxed by or allocated to the various jurisdictions in which we operate that have differing statutory tax rates; changes in the tax laws, regulations, interpretations and enforcement; and the resolution of issues arising from tax audits or examinations and any related interest or penalties.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits may adversely affect our business, financial condition, and results of operations.

Our current and future effective tax rates may be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to tax audits by various tax jurisdictions. Although we believe our tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities may have a material impact on the results of our operations.

Recent changes and currently proposed changes in tax laws may have a material adverse effect on our business, cash flow, results of operations or financial conditions.

We are and will be generally subject to tax laws, regulations, and policies of several taxing jurisdictions. In addition, potential changes in tax laws, as well as other factors, may cause us to experience fluctuations in our future tax obligations and effective tax rates and otherwise adversely affect our future tax positions and/or our future tax liabilities. For example, the One Big Beautiful Bill Act (or “OBBB Act”), enacted on July 4, 2025, among other changes, added Section 174A to the Code, permitting the deduction of certain U.S. research and development expenditures incurred in tax years beginning on or after January 1, 2025, but expenditures attributable to research and development conducted outside the U.S. continue to be required to be capitalized and amortized over a 15-year period. We are currently evaluating the full impact of the OBBB Act on us. Further, many countries, and organizations such as the Organization for Economic Cooperation and Development (the “OECD”) have proposed implementing changes to existing tax laws. In particular, the OECD has been discussing fundamental changes in allocation of profits among tax jurisdictions in which companies do business, as well as the implementation of a global minimum tax (referred to as “Pillar One” and “Pillar Two” respectively). Discussions on Pillar One are ongoing. The proliferation of digital services taxes and similar taxes, which are generally revenue-based tax measures, may continue unless broader international tax reform is implemented. The OECD and participating countries continue to issue administrative guidance related to Pillar Two. A growing number of countries have meanwhile enacted, are in the process of enacting, or are considering domestic legislation to implement Pillar Two, including updating legislation to reflect the OECD administrative guidance issued. Sweden has enacted such legislation at the end of 2023, with application as of January 1, 2024. In addition, Any of these or other developments or changes in U.S. federal, state, or international tax laws or tax rulings may adversely affect our current and future effective tax rate and our operating results. There can be no assurance that our current and future effective tax rates or tax payments will not be adversely affected by these or other developments or changes in law.

Our transfer pricing policies may be subject to challenge by local tax authorities.

As a multinational organization operating in multiple jurisdictions, including, the E.U., United States and the Middle East, we have established transfer pricing policies to support and enable tax compliant intercompany transfers of funds on an arm’s length basis. While, to the best of our knowledge, our policies are compliant with tax laws in the different jurisdictions, tax authorities in these jurisdictions could challenge our intercompany transfer pricing policies and, consequently, the tax treatment of corresponding expenses and income. If any of these tax authorities were to be successful in challenging our transfer pricing policies, we may be liable for additional corporate income tax, and penalties and interest related thereto, which may have a significant impact on our results of operations and financial condition.

If the fair market value of Ordinary Shares fluctuates significantly on a quarterly or bi-annual basis, the social costs Einride accrues for share-based compensation will also fluctuate significantly, which could result in Einride failing to meet its expectations or investor expectations for quarterly or bi-annual financial performance. This could negatively impact investor sentiment for Einride, and as a result, adversely impact the price of Ordinary Shares.

Social costs are payroll taxes associated with employee salaries and benefits, including share-based compensation that Einride is subject to in various countries in which it operates. This is not a withholding tax. For the six months ended June 30, 2026 and the year ended December 31, 2025, we recorded a social cost expense related to share-based compensation of SEK 6,403,000 and SEK 12,332,000, respectively.

When the fair market value of Ordinary Shares increases on a quarter-to-quarter basis, the accrued expense for social costs will increase, and when the fair market value of Ordinary Shares falls, there will be a reduction in social costs expense, all other things being equal, including the number of vested equity incentive awards and the average exercise price remaining constant. As a result of our initial listing on the Nasdaq Stock Market LLC (“Nasdaq”), we expect the fair market value of Ordinary Shares to be more volatile than the fair market value of Ordinary Shares as a private company. As a result, the accrued expense for social costs may fluctuate significantly from quarter to quarter compared to our pre-Business Combination closing social costs, which could result in Einride failing to meet its expectations or investor expectations for quarterly financial performance. This could negatively impact investor sentiment for Einride, and as a result, the price for Ordinary Shares.

Approximately 78% of Einride’s employees are in Sweden. Einride has and will continue to be subject to social costs related to cash compensation paid to its Swedish employees. In addition, while Einride has not historically been subject to social costs related to equity incentive awards in Sweden, and no stock options or restricted stock units (“RSUs”) are currently held by Swedish employees, Einride intends to grant equity incentive awards to these individuals following the closing of the Business Combination (the “Closing”). With respect to such future grants, Einride will be required to pay a 31.42% tax to the Swedish government on the profit an employee realizes on the exercise of stock options or the vesting of RSUs.

Einride cannot predict the timing of exercises or the future market price of the Ordinary Shares. As a result, once these awards begin to vest or are exercised, the associated cash payments to the Swedish government may vary significantly from quarter to quarter.

Risks Related to our Securities

An active trading market for Einride’s securities may not develop, which may limit your ability to sell such securities.

An active trading market for Einride’s securities may never develop or, if developed, it may not be sustained. Additionally, as described further below, if Einride’s securities become delisted from Nasdaq for any reason, and are quoted on the OTC Markets, an inter-dealer automated quotation system for equity securities not listed on a national exchange, the liquidity and price of our securities may be more limited than if Einride was listed on the New York Stock Exchange, the NYSE American or another national exchange. You may be unable to sell your securities unless a market can be established and sustained.

Einride cannot predict the prices at which its securities will trade. The price of Einride’s securities may not bear any relationship to the value of Einride’s business and prospects, and the market price of its securities may fluctuate substantially. In addition, the trading price of Einride’s securities could be subject to fluctuations in response to various factors, some of which are beyond its control. These fluctuations could cause you to lose all or part of your investment. Factors that could cause fluctuations in the trading price of Einride’s securities include the following:

●	actual or anticipated fluctuations in Einride’s financial condition or results of operations;

●	variance in Einride’s financial performance from the expectations of any securities analysts covering Einride’s securities;

●	changes in Einride’s projected operating and financial results;

●	changes in laws or regulations applicable to Einride’s business;

●	announcements by Einride or its competitors of significant business developments, acquisitions or new offerings;

●	sales of Einride’s securities by its shareholders or warrant holders, as well as the anticipation of lockup releases;

●	Einride’s involvement in material litigation;

●	conditions or developments affecting the freight industry;

●	changes in senior management or key personnel;

●	the trading volume of Einride’s securities;

●	general economic and market conditions; and

●	other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Nasdaq may delist Einride’s securities from trading on its exchange, which could limit investors’ ability to engage in trades in its securities and subject Einride to additional trading restrictions.

Einride’s ADSs and warrants (“Warrants”) are listed on Nasdaq under the symbols “ENRD” and “ENRDW,” respectively. Although we currently meet the continued listing standards set forth in the Nasdaq listing standards, we cannot assure you that our securities will continue to be listed on Nasdaq in the future. In order to continue listing its securities on Nasdaq, Einride is required to maintain certain financial, distribution and share price levels.

If Einride’s securities are delisted from trading on Nasdaq and Einride is not able to list its securities on another national securities exchange, it is expected that such securities could be quoted on an over-the-counter market. If this were to occur, Einride could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that the Ordinary Shares is a “penny stock” which will require brokers trading in Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the open market for its securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Although the ADSs are publicly traded, the trading market in the ADSs may become substantially less liquid than the average trading market for a stock listed on Nasdaq following the consummation of the Business Combination, and this low trading volume may adversely affect the price of the ADSs.

The Legato III’s ordinary shares, units and warrants historically traded on the NYSE American, and our ADSs and Warrants currently trade on Nasdaq. Because the holders of substantially all of the Legato III public shares exercised their option to redeem their Legato III public shares for cash in connection with consummation of the Business Combination, the trading volume of our ADSs after the Closing may substantially decrease compared to other companies listed on Nasdaq. Limited trading volume in the ADSs will subject our ADSs to greater price volatility and may make it difficult for you to sell your ADSs at a price that is attractive to you. Limited trading volume in the ADSs may also result in our failure to continue to meet the listing standards for Nasdaq, which could further adversely affect the price of the securities.

Future resales of Ordinary Shares may cause the market price of Einride’s securities to drop significantly, even if Einride’s business is doing well.

Sales of a substantial number of our securities in the public market, or the perception that those sales might occur, could increase the volatility of and/or depress the market price of our ADSs, and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our ADSs.

Our shareholders may also sell large amounts of our ADSs and Warrants in the open market or in privately negotiated transactions pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), if available. Any future resale by our shareholders could have the effect of increasing the volatility in the price of our securities or putting significant downward pressure on the price of our securities.

The Warrants are exercisable for Ordinary Shares in the form of ADSs, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders. The Warrants may never be in the money, and they may expire worthless.

Warrants to purchase an aggregate of 10,340,310 Ordinary Shares in the form of ADSs are exercisable in accordance with the terms of the warrant agreement, dated February 5, 2024, between Legato III and Equiniti Trust Company, LLC, as amended the Assignment, Assumption and Amendment Agreement, dated June 9, 2026 by and among Einride, Legato III and Equiniti Trust Company, LLC dated as of February 22, 2024 (as amended, the “Warrant Agreement”), governing those securities. The Warrants are currently exercisable. The exercise price of the Warrants is $11.50 per share. To the extent the Warrants are exercised, additional Ordinary Shares in the form of ADSs will be issued, which will result in dilution to the existing holders of Ordinary Shares or ADSs and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that the Warrants may be exercised could adversely affect the market price of ADSs. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Einride in connection with such warrants.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Einride arising out of or relating in any way to the Warrant Agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) Einride irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Einride has waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of warrants under the Warrant Agreement shall be deemed to have notice of and to have consented to the forum provisions of the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

The choice-of-forum provision of the Warrant Agreement may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Einride, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Einride may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of Einride’s management and the Einride Board.

Einride may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

Einride has the ability to redeem the outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, if, among other things, the last sale price of Ordinary Shares, represented by ADSs, equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing at any time after the Warrants become exercisable and ending on the third trading day prior to proper notice of such redemption provided that on the date Einride gives notice of redemption and during the entire period thereafter until the time Einride redeems the Warrants, Einride has an effective registration statement under the Securities Act, covering the Ordinary Shares, represented by ADSs, issuable upon exercise of the Warrants and a current prospectus relating to them is available. If and when the Warrants become redeemable, Einride may exercise such redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants as described above could force you to (1) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (2) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (3) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is expected to be substantially less than the market value of the Warrants.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about Einride, its share price and trading volume could decline significantly.

The trading market for ADSs will depend, in part, on the research and reports that securities or industry analysts publish about Einride or its business. We may be unable to obtain or maintain coverage by well-regarded securities and industry analysts. If either no or only a limited number of securities or industry analysts maintain coverage of Einride, or if these securities or industry analysts are not widely respected within the general investment community, the demand for ADSs could decrease, which might cause its share price and trading volume to decline significantly. In the event that Einride obtains securities or industry analyst coverage, if one or more of the analysts who cover Einride downgrade their assessment of Einride or publish inaccurate or unfavorable research about our business, the market price and liquidity for ADSs and Warrants could be negatively impacted.

The Specified Party owns warrants to purchase a significant portion of Einride’s outstanding shares, and it may in the future be able to influence Einride’s corporate decisions.

Amazon.com NV Investment Holdings LLC (the “Specified Party”) holds 6,941,402 warrants (3,245,572 of which are currently vested and exercisable), which are subject to a vesting schedule, to purchase an aggregate of 25,887,157 Ordinary Shares (the “Specified Warrants”) at an exercise price of $6.32 per share. The exercise price and the Ordinary Shares issuable upon exercise of the Specified Warrants are subject to customary antidilution adjustments. If the Specified Party were to exercise the Specified Warrants to purchase significant amounts of Einride’s shares, it may be able to influence Einride. It also may have interests that differ from other Einride shareholders and may vote or otherwise act in ways with which Einride or other Einride shareholders disagree.

Einride qualifies as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such Einride is exempt from certain provisions applicable to United States domestic public companies.

Because Einride qualifies as a foreign private issuer under the Exchange Act, Einride is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act imposing liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material non-public information under Regulation FD.

Einride is required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Einride is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, if you hold our securities, you may receive less or different information about us than you would receive about a U.S. domestic public company.

Einride could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of its outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of Einride’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Einride’s assets are located in the United States; or (iii) Einride’s business is administered principally in the United States. If Einride loses its status as a foreign private issuer in the future, Einride will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if Einride were a company incorporated in the United States. If this were to happen, Einride would likely incur substantial costs in fulfilling these additional regulatory requirements, and members of Einride’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

We are an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our ADSs less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ADSs held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies.

As a result, our shareholders may not have access to certain information they deem important or at the same time if we were a non-foreign private issuer. We cannot predict if investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market and price for our securities may be more volatile.

The issuance of additional share capital in connection with financings, acquisitions, investments, Einride’s equity incentive plans or otherwise will dilute all other shareholders.

Einride expects to issue additional share capital in the future, which will result in dilution to all other shareholders. Einride also expects to grant equity awards to key employees under its equity incentive plans. Einride may also raise capital through equity financings in the future. As part of Einride’s business strategy, it may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of the additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of ADSs to decline.

As a company organized under the laws of Sweden, Einride is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards applicable to listed domestic companies; these practices may afford less protection to shareholders than they would enjoy if Einride complied fully with Nasdaq corporate governance listing standards.

Einride is a public limited liability company formed under the laws of Sweden, and listed on Nasdaq as a foreign private issuer. The Nasdaq corporate governance listing standards permit a foreign private issuer such as Einride to follow the corporate governance practices of its home country. Certain corporate governance practices in Sweden, which is Einride’s home country, may differ significantly from the Nasdaq corporate governance listing standards. For instance, under the home country practices, Einride is not required to:

●	have a majority of the board be independent;

●	have an audit committee be composed of at least three members;

●	have a compensation committee or a nominations and corporate governance committee consisting entirely of independent directors; or

●	have regularly scheduled executive sessions with only independent directors each year.

Einride currently follows Swedish corporate governance practices in lieu of the corporate governance standards of Nasdaq applicable to listed domestic companies including, among others, the following (1) Nasdaq Rule 5620(c), which requires a quorum for shareholder meetings of at least one-third of the outstanding shares, (2) Nasdaq Rule 5605(b)(2), which requires that independent directors regularly meet in executive session, where only independent directors are present, and (3) Nasdaq Rule 5635, which generally requires shareholder approval for: (i) an acquisition of shares/assets of another company that involves the issuance of 20% or more of the acquirer’s shares or voting rights or if a director, officer or 5% shareholder has greater than a 5% interest in the target company or the consideration to be received; (ii) the issuance of shares leading to a change of control; (iii) adoption/amendment of equity compensation arrangements; and (iv) issuances of 20% or more of the shares or voting rights (including securities convertible into, or exercisable for, equity) of a listed company via a private placement (and/or via sales by directors, officers or 5% shareholders) if such equity is issued (or sold) below a specified minimum price. Einride may also continue to rely on these and other exemptions available to foreign private issuers in the future, and to the extent that Einride chooses to do so, its shareholders may be afforded less protection than they otherwise would have under the Nasdaq Listing Rules applicable to U.S. domestic issuers.

The voting rights of holders of ADSs are limited by the terms of the Deposit Agreement, and holders of ADSs may not be able to exercise rights to direct how the Ordinary Shares represented by ADSs are voted.

Holders of the ADSs do not have the same rights as holders of the Ordinary Shares. Holders of the ADSs do not have any direct right to attend general meetings of shareholders or to cast any votes at such meetings. A holder of the ADSs may only exercise the voting rights with respect to the underlying Ordinary Shares indirectly by giving voting instructions to Deutsche Bank Trust Company Americas (the “Depositary Bank”) in accordance with the provisions of the deposit agreement, dated May 29, 2026, by and among Einride, the Depositary Bank and the holders from time to time of ADSs issued thereunder (the “Deposit Agreement”). If Einride instructs the Depositary Bank to ask for instructions from holders of ADSs, then upon receipt of such voting instructions, the Depositary Bank will try, as far as practicable, to vote the underlying Ordinary Shares represented by ADSs in accordance with the voting instructions. ADS holders will not be able to directly exercise their right to vote with respect to the underlying Ordinary Shares represented by ADSs unless they withdraw the Ordinary Shares and become the registered holder of such shares prior to the record date for the general meeting.

When a general meeting is convened, holders of ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw the Ordinary Shares underlying the ADSs and become the registered holder of such shares to allow them to cast their votes directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. If Einride asks for the voting instructions of ADS holders, the Depositary Bank will notify ADS holders of the upcoming vote and will arrange to deliver the voting materials to ADS holders. Einride agreed to give the Depositary Bank at least 30 business days prior notice of shareholder meetings. Nevertheless, Einride cannot assure that ADS holders will receive the voting material in time to ensure that they can instruct the Depositary Bank to vote the underlying Ordinary Shares. In addition, the Depositary Bank and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out their voting instructions. As a result, holders of ADSs may not be able to exercise their right to direct how the Ordinary Shares underlying ADSs are voted and may lack recourse if the underlying Ordinary Shares are not voted as requested.

Einride and the Depositary Bank are entitled to amend the Deposit Agreement and to change the rights of ADS holders under the terms of such agreement, and Einride may terminate the Deposit Agreement, without the prior consent of the ADS holders.

Einride and the Depositary Bank are entitled to amend the Deposit Agreement and to change the rights of the ADS holders under the terms of such agreement, without the prior consent of the ADS holders. Einride and the Depositary Bank may agree to amend the Deposit Agreement in any way they decide is necessary or advantageous to them. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of Einride’s business relationship with the Depositary Bank. In the event that the terms of an amendment impose or increase fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and/or other governmental charges, delivery and other such expenses) or that would otherwise prejudice any substantial existing right of the ADS holders, such amendment will not become effective as to outstanding ADSs until the expiration of 30 days after notice of that amendment has been disseminated to ADS holders, and no prior consent of the ADS holders is required under the Deposit Agreement. Furthermore, Einride may decide to terminate the ADS facility at any time for any reason. For example, termination may occur when Einride decides to list the Ordinary Shares on a non-U.S. securities exchange and determines not to continue to sponsor an ADS facility or when Einride becomes the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADS holders will receive at least 90 days’ prior notice, but no prior consent is required from them. Under the circumstances that Einride decides to make an amendment to the Deposit Agreement that is disadvantageous to ADS holders or terminate the Deposit Agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying Ordinary Shares, but will have no right to any compensation whatsoever.

Holders of ADSs may be subject to limitations on transfer of their ADSs.

ADSs are transferable on the books of the Depositary Bank. However, the Depositary Bank may close its transfer books at any time or from time to time when it deems necessary in connection with the performance of its duties. The Depositary Bank may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the Depositary Bank needs to maintain an exact number of ADS holders on its books for a specified period. The Depositary Bank may also close its books in emergencies, and on weekends and public holidays. In addition, the Depositary Bank may refuse to deliver, transfer or register transfers of ADSs generally when Einride’s books or the books of the Depositary Bank are closed, or at any time if Einride or the Depositary Bank deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the Deposit Agreement, or for any other reason.

Holders of ADSs may experience dilution of their holdings due to inability to participate in rights offerings.

Einride may, from time to time, distribute rights to its shareholders, including rights to acquire securities. Under the Deposit Agreement, the Depositary Bank will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The Depositary Bank may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. Einride may be unable to establish an exemption from registration under the Securities Act, and Einride is under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in Einride rights offerings and may experience dilution of their holdings as a result.

Holders of ADSs might not receive distributions on Ordinary Shares, or any value for them at all, if it is unlawful or impracticable for Einride to make them available to such holders.

The Depositary Bank of the ADSs has agreed to pay holders of ADSs the cash dividends or other distributions it or the custodian for the ADSs receives on Ordinary Shares or other deposited securities after deducting its fees and expenses in accordance with the Deposit Agreement. Holders of ADSs will receive these distributions in proportion to the number of the underlying Ordinary Shares that their ADSs represent. However, the Depositary Bank is not responsible if it is unlawful or impracticable to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but such securities are not properly registered or distributed pursuant to an applicable exemption from registration. The Depositary Bank is not responsible for making a distribution available to any holders of ADSs if any government approval or registration is required for such distribution. The Depositary Bank may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the Depositary Bank may determine not to distribute such property. Einride has no obligation to register under U.S. securities laws any ADSs, Ordinary Shares, rights or other securities received through such distribution. Einride has no obligation to take any other action to permit the distribution of equity shares, rights or anything else to holders of the ADSs. This means that holders of ADSs might not receive the distributions that Einride makes on the Ordinary Shares or any value for them at all if it is unlawful or impracticable for Einride to make them available to you. These restrictions may cause a material decline in the value of ADSs.

Your rights to pursue claims against the Depositary Bank as a holder of ADSs are limited by the terms of the Deposit Agreement.

Under the Deposit Agreement, any action or proceeding against or involving the Depositary Bank, arising out of or based upon the Deposit Agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in a state or federal court in New York, New York, and you, as a holder of ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding.

The Depositary Bank may, in its sole discretion, require that any dispute or difference arising from the relationship created by the Deposit Agreement to be referred to and finally settled by an arbitration conducted under the terms described in the Deposit Agreement, although the arbitration provisions do not preclude you from pursuing claims under the Securities Act or the Exchange Act in state or federal courts. See “Description of American Depositary Shares” in our registration statement on Form F-1 (File No. 333-297308) for more information.

ADS holders may not be entitled to a jury trial with respect to claims arising under the Deposit Agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The Deposit Agreement governing the ADSs representing Ordinary Shares provides that, subject to the Depositary Bank’s right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the Deposit Agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against Einride or the Depositary Bank arising out of or relating to our ordinary shares, the ADSs or the Deposit Agreement, including any claim under the U.S. federal securities laws.

If Einride or the Depositary Bank opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To Einride’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the U.S. Supreme Court. However, Einride believes that a pre-dispute contractual waiver of jury trial is generally enforceable, including under the laws of the State of New York, which govern the Deposit Agreement. In determining whether to enforce a pre-dispute contractual waiver of jury trial, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. Einride believes that this is the case with respect to the Deposit Agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against Einride or the Depositary Bank in connection with matters arising under the Deposit Agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against Einride and the Depositary Bank. If a lawsuit is brought against either or both of Einride and the Depositary Bank under the Deposit Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the Deposit Agreement with a jury trial. No condition, stipulation or provision of the Deposit Agreement or ADSs shall relieve Einride or the Depositary Bank from Einride’s respective obligations to comply with the Securities Act and the Exchange Act.

Einride does not intend to pay dividends before it becomes profitable, and as a result, your ability to achieve a return on your investment in the foreseeable future will depend on appreciation in the price of the ADSs.

Einride does not intend to pay any cash dividends before it becomes profitable, which may not occur in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the Einride Board. Accordingly, you may need to rely on sales of the ADSs after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

Einride will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to comply with a public company’s responsibilities and corporate governance practices.

As a public company, Einride will incur significant legal, accounting and other expenses, which Einride expects to further increase after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Einride’s management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase Einride’s legal and financial compliance costs and will make some activities more time-consuming and costly.

In the past, shareholders of some public companies have brought securities class action suits in the U.S. federal and state courts against these companies following periods of instability in the market price of these companies’ securities. Einride’s involvement in a class action suit could divert a significant amount of its management’s attention and other resources from its business, which could harm its results of operations and require it to incur significant expenses to defend the suit.

Any such class action suit, whether or not successful, could harm Einride’s reputation and restrict its ability to raise capital in the future. In addition, if a claim is successfully made against it, Einride may be required to pay significant damages, which could materially and adversely affect its financial condition and results of operations.

There may be difficulties in enforcing foreign judgments against Einride, and its directors or officers.

Certain of Einride’s directors and officers reside outside the United States. Most of Einride’s assets and such persons’ assets are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon Einride within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

In particular, investors should be aware that there is uncertainty as to whether the courts of Sweden or any other applicable jurisdictions would recognize and enforce judgments of U.S. courts obtained against Einride or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States, or any state in the United States or entertain original actions brought in Sweden or any other applicable jurisdictions courts against Einride, its directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our shareholders may face difficulties in protecting their interests because we are a Swedish company.

We are a Swedish company with limited liability. Our corporate affairs are governed by our articles of association and by the laws that govern companies incorporated in Sweden. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us are to a large extent governed by the laws of Sweden and may be different than the rights and obligations of shareholders and boards of directors in companies governed by the laws of U.S. jurisdictions. In the performance of its duties, the Einride Board is required by Swedish law to consider the interests of our company, shareholders, employees and other stakeholders, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, the interests of our shareholders. Furthermore, the rights of our shareholders and the fiduciary responsibilities of our directors under the laws of Sweden may not be as clearly defined as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, you may have more difficulty protecting your interests than would shareholders of a corporation incorporated in a jurisdiction in the United States.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management or members of the Einride Board than they would as public shareholders of a company incorporated in the United States.

General and Macroeconomic Risks

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of our business or information systems resulting from these events may adversely affect our business, financial condition, and results of operations.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the COVID-19 pandemic and its aftermath, may adversely affect our business, financial condition and results of operations. Natural disasters and associated events may occur in the future with increasing frequency or severity as a result of climate change, which could cause business interruptions. In addition, natural disasters, acts of terrorism or war may cause disruptions in our remaining operations, or our partners’, customers’ or suppliers’ businesses, or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man-made problems, such as power disruptions, may adversely affect our business. We do not have a formal disaster recovery plan or policy in place and do not currently require that our partners have such plans or policies in place. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate. Any of the foregoing may result in business interruptions that may adversely affect our business, financial condition and results of operations. Further, the insurance we maintain may be insufficient to cover our losses resulting from such business interruptions, and any incidents may result in loss of, or increased costs of, such insurance.

General business and economic conditions, and risks related to the trucking, industrial, oil and gas and public sector ecosystems, may adversely affect our business, financial condition, and results of operations.

Our performance is subject to macroeconomic conditions that are beyond our control and the effect of such conditions on levels of activity in ground transportation. Such macroeconomic factors include interest rates, the rate of inflation, unemployment levels, the availability of government stimulus and unemployment compensation payments, the impact of a federal government shutdown, natural disasters, health epidemics, gasoline prices, energy prices, adjustments in monthly payments, adjustable-rate mortgages and other debt payments, and consumer perceptions of economic condition. For example, changes in macroeconomic conditions due to actual or proposed tariff changes could increase consumer prices, unemployment rates, and inflation, each of which in turn could affect consumer spending and the amount of products requiring ground transportation by our customers or partners. A deterioration of macroeconomic conditions may therefore cause fluctuations in our ability to scale our commercial operations or adversely affect our business, financial condition, and results of operations.